UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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RAYMOND JAMES FINANCIAL, INC.

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 24, 2011

To the Shareholders of Raymond James Financial, Inc.:

The annual meeting of shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 24, 2011 at 4:30 p.m. for the following purposes:

1.	To elect ten nominees to our Board of Directors.
2.	To ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm.
3.	To approve amendments to the 2005 Restricted Stock Plan.
4.	To approve an advisory (non-binding) resolution on the Company’s executive compensation.
5.	To approve an advisory (non-binding) resolution on the frequency of shareholder voting on the Company’s executive compensation.

Shareholders of record as of the close of business on December 17, 2010 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

By order of the Board of Directors,
/s/ PAUL L. MATECKI
Paul L. Matecki, Secretary

January 6, 2011

YOUR VOTE IS IMPORTANT TO US, since brokers can no longer vote on your behalf for the election of directors or on executive compensation matters without your instructions. If you do not expect to attend the meeting in person, please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope, or by telephone or internet vote.

Important Notice Regarding the Availability of Proxy Materials
For the Shareholder Meeting to be held on February 24, 2011

The proxy statement, proxy card and 2010 annual report to shareholders are available at
www.RaymondJames.com under “Our Company — Investor Relations — Shareholders’ Meeting”

The annual meeting of shareholders of Raymond James Financial, Inc. will be held on February 24, 2011 at 4:30 p.m. at our offices at 880 Carillon Parkway, St. Petersburg, Florida.

The matters intended to be acted upon are:

1.	To elect ten nominees to our Board of Directors.
2.	To ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm.
3.	To approve amendments to the 2005 Restricted Stock Plan.
4.	To approve an advisory (non-binding) resolution on the Company’s executive compensation.
5.	To approve an advisory (non-binding) resolution on the frequency of shareholder voting on the Company’s executive compensation.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, for ratification of the appointment of KPMG LLP, for approval of the amendments to the plan, for approval of the advisory (non-binding) resolution on executive compensation and for approval of the advisory (non-binding) resolution on a shareholder vote on executive compensation every year.

The following proxy materials are being made available at the website location specified above.

1.	The proxy statement for the 2011 annual meeting of shareholders;
2.	The 2010 annual report to shareholders;
3.	The form of proxy card being distributed to shareholders in connection with the 2011 annual meeting of shareholders.

Control/identification numbers are contained in the proxy materials accompanying this notice.

To obtain directions to attend the annual meeting and vote in person, contact the Corporate Secretary at (727) 567-5185.

If the form of proxy is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

Page
Proxy Statement	1
Shareholders Sharing the Same Last Name and Address	1
Electronic Access to Corporate Governance Documents	2
Electronic Access to Proxy Materials and Annual Report; Internet Voting	2
Shareholders Entitled to Vote and Principal Shareholders	3
Proposal 1: Election of Directors	5
Information Regarding Board and Committee Structure	12
Director Compensation	13
Director Compensation for Fiscal Year Ended September 30, 2010	14
Section 16(a) Beneficial Ownership Reporting Compliance	15
Report of the Audit Committee of the Board of Directors	15
Compensation Discussion and Analysis	17
Summary Compensation Table	27
Grants of Plan Based Awards for Fiscal Year Ended September 30, 2010	28
Outstanding Equity Awards at Fiscal Year Ended September 30, 2010	29
Stock Awards Vested for Fiscal Year Ended September 30, 2010	30
Nonqualified Deferred Compensation	31
Other Arrangements with Chief Executive Officers	32
Transactions with Related Persons	32
Equity Compensation Plan Information	35
Proposal 2: To Ratify the Appointment by the Audit Committee of our Board of Directors of KPMG LLP as our Independent Registered Public Accounting Firm	37
Fees Paid to Independent Registered Public Accounting Firm	37
Proposal 3: To Approve Amendments to the 2005 Raymond James Financial, Inc. Restricted Stock Plan to Add Non-employee Directors as Eligible Participants	38
Proposal 4: To Approve an Advisory (Non-binding) Resolution on the Company’s Executive Compensation	42
Proposal 5: To Approve an Advisory (Non-binding) Resolution on the Frequency of Shareholder Voting on the Company’s Executive Compensation	43
Shareholder Proposals and Other Matters	44
Appendix A: Text of the 2005 Raymond James Financial, Inc. Restricted Stock Plan, as Amended, as Proposed to be Amended	A-1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (“we,” “our,” “us” or sometimes the “Company”) for the Annual Meeting of Shareholders to be held on February 24, 2011 at 4:30 p.m., or any adjournment thereof. These proxy materials are expected to be mailed out on or about January 19, 2011, to all shareholders entitled to vote at the meeting.

If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect your right to attend the meeting. However, if your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record, executed in your favor, to be able to vote at the meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls at the Annual Meeting by submitting a later dated proxy to our Corporate Secretary, or delivering a written notice of revocation to our Corporate Secretary, at Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, Florida, 33716. If you hold shares through a bank, broker or other holder of record, you must contact that entity to revoke any prior voting instructions.

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter. The ten nominees for election as directors who receive the most votes “for” election will be elected. Ratification of the appointment of our independent registered public accounting firm and approval of Proposals 3 and 4 or other business that may properly come before the meeting will each require that the votes cast favoring the action exceed the votes cast opposing the action. Because your vote on each of Proposal 4 and Proposal 5 is advisory, the results of the respective votes will not be binding on the Board. However, the Company’s Corporate Governance, Nominating and Compensation Committee (the “CGN&C Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements and the frequency of shareholder voting on the Company’s executive compensation.

For election of directors, withheld votes, abstentions and broker non-votes do not affect whether a nominee has received sufficient votes to be elected. For the purpose of determining whether the shareholders have approved matters other than the election of directors, withheld votes, abstentions and broker non-votes do not have the same effect as a negative vote. Shares represented at the Annual Meeting in person or by proxy are counted for quorum purposes, even if they are not voted on any matter. Please note that brokers that have not received voting instructions from their customers may vote their customers’ shares on the ratification of KPMG LLP as our independent registered public accounting firm, but not on the election of directors, Proposal 3, Proposal 4 and Proposal 5.

A copy of our 2010 annual report is being furnished to each shareholder together with this proxy statement. All proxy solicitation costs will be paid by us.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that certain banks and brokerage firms sent to certain shareholders, shareholders who share the same last name and address are receiving only one copy of our annual report and proxy statement, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a household mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please contact the Corporate Secretary at (727) 567-5185 or write to him care of Raymond James Financial, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have accounts containing Raymond James Financial stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials your household receives and help preserve our natural resources, you may want to take advantage of our electronic access program. See “Electronic Access to Proxy Materials and Annual Report; Internet Voting”.

ELECTRONIC ACCESS TO CORPORATE GOVERNANCE DOCUMENTS

We also make available on our Internet site at http://www.raymondjames.com under “Our Company —  Investor Relations — Corporate Governance” a number of our corporate governance documents. These include: our Corporate Governance Principles, the charters of the Audit Committee and the CGN&C Committee of the Board of Directors, the Senior Financial Officers’ Code of Ethics and the Codes of Ethics for Employees and the Board of Directors. Printed copies of these documents will be furnished to any shareholder who requests them. Contact the Corporate Secretary at 727-567-5185. The information on our Internet site is not incorporated by reference into this proxy statement.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT; INTERNET VOTING

This notice of Annual Meeting and proxy statement and the 2010 annual report are available on our Internet site. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet. If you hold your shares through a bank, broker or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports electronically in lieu of receiving copies and how to vote your shares over the Internet. Opting to access your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

Most shareholders of record have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

Shareholders of record at the close of business on December 17, 2010 will be entitled to notice of, and to vote at, the Annual Meeting. As of December 17, 2010, there were 125,717,526 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

The following table sets forth, as of December 17, 2010, information regarding the beneficial ownership of our common stock by each person known by us to own beneficially more than five percent of the shares of our common stock, each director, our Executive Chairman (and former Chief Executive Officer), Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (those six executive officers are listed in the “Summary Compensation Table” and are collectively referred to as the “Named Executive Officers”), and all directors and executive officers as a group.

Name	Beneficially Owned Shares		Percent of Class
Robert A. James Irrevocable Trust	7,566,030		6.02%
880 Carillon Parkway St. Petersburg, FL 33716
Thomas A. James, Executive Chairman, Director	22,353,644	(1)(2)	17.78%
Shelley G. Broader, Director	3,500	(3)	*
Francis S. Godbold, Vice Chairman, Director	480,499	(1)(4)	*
H. William Habermeyer, Jr., Director	10,800	(5)	*
Chet Helck, COO, Director	257,834	(1)(6)	*
Gordon L. Johnson, Director	100		*
Jeffrey P. Julien, CFO, Executive Vice President	98,807	(1)(7)	*
Paul C. Reilly, CEO, Director	260,132	(1)(8)	*
Robert P. Saltzman, Director	3,500	(9)	*
Van C. Sayler, Senior Vice President, Fixed Income – RJA	171,883	(1)(10)	*
Kenneth A. Shields, Director	47,070	(11)	*
Hardwick Simmons, Director	42,906	(12)	*
Susan N. Story, Director	3,500	(13)	*
Dennis W. Zank, President – RJA	220,915	(1)(14)	*
All Executive Officers and Directors as a Group (25 persons)	24,800,615	(1)(15)	19.73%

*	Less than one percent.
(1)	Includes shares credited to Employee Stock Ownership Plan accounts.
(2)	Includes 255,893 shares owned by The Robert A. James and Helen W. James' Annuity Trust, of which Thomas A. James is a remainder beneficiary and for which Thomas A. James serves as trustee. Includes shares held by two trusts, of which he is not a beneficiary: 7,566,030 shares owned by the Robert A. James Irrevocable Trust and 124,131 shares owned by the James' Grandchildren's Trust, for both of which Thomas A. James serves as trustee, and both of which have as beneficiaries other James family members. Thomas A. James disclaims any beneficial interest in these two trusts. Includes 40,239 shares of common stock held in a margin account.
(3)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010.
(4)	Includes 479,411 shares of common stock held in a margin account.
(5)	Includes 7,250 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010.
(6)	Includes 24,000 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010 and 209,168 shares of common stock held in a margin account.
(7)	Includes 24,720 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010 and 39,278 shares of common stock held in a margin account.
(8)	Includes 7,250 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010 and 76,000 shares of common stock held in a margin account.
(9)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010.
(10)	Includes 24,000 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010 and 49,712 shares of common stock held in a margin account.
(11)	Includes 47,070 exchangeable shares that were issued January 2, 2001 in connection with the acquisition of Goepel McDermid, Inc. The exchangeable shares are exchangeable into shares of our common stock on a one-for-one basis.
(12)	Includes 7,250 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010.
(13)	Includes 2,500 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010.
(14)	Includes 24,000 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010, 9,497 shares of common stock held in a margin account and 126,816 shares of common stock pledged as collateral for a loan from an unaffiliated third party.
(15)	Includes 276,395 outstanding stock options that are exercisable as of or within 60 days from December 17, 2010 and 47,070 exchangeable shares that are exchangeable as of December 17, 2010. This number of beneficially owned shares also includes 1,363,667 shares of common stock held in margin accounts and 126,816 shares of common stock pledged as collateral for a loan from an unaffiliated third party as of December 17, 2010.

PROPOSAL 1:   ELECTION OF DIRECTORS

Our Board of Directors presently consists of six independent directors and five affiliated directors. Except for Kenneth A. Shields, all of the current members of the Board of Directors have been proposed for re-election by the CGN&C Committee of the Board of Directors. Mr. Shields decided to withdraw his name from nomination for election to our Board of Directors.

The ten directors to be elected are to hold office until the Annual Meeting of Shareholders in 2012 and until their respective successors shall have been elected. Except for Gordon L. Johnson, all of the nominees were elected by the shareholders on February 18, 2010, to serve as our directors until the Annual Meeting of Shareholders in 2011. Mr. Johnson was elected by the Board of Directors on August 25, 2010 to serve as a director until the Annual Meeting of Shareholders in 2011.

It is intended that proxies received will be voted to elect the nominees named below. Should any nominee decline or be unable to accept such nomination to serve as a director due to events which are not presently anticipated, discretionary authority may be exercised by the holder of the proxies to vote for a substitute nominee.

The Board of Directors strives to ensure diversity of representation among its members. Of the ten director nominees, two are women and one is African-American. Increasing diversity is a priority, and when considering prospects for possible recommendation to the Board of Directors, the CGN&C Committee reviews available information about the prospects, including gender, race and ethnicity, as well as experience, qualifications, attributes and skills. The CGN&C Committee evaluates the efforts towards increasing diversity as part of its annual self-assessment process.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF
THE FOLLOWING NOMINEES:

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Shelley G. Broader*	46	Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. Former President and Chief Operating Officer, Michaels Stores, Inc. from 2008 to 2009. President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. (doing business as Sweetbay Supermarket) from 2006 to 2008. President and Chief Operating Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Trustee, St. Leo University. Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years. Member of the Audit Committee.	2008
Francis S. Godbold	67	Vice Chairman of Raymond James Financial, Inc. (“RJF”) since 2002. Director and Officer of various affiliated entities, including serving as a director of Raymond James Bank and a member of its Executive Loan committee. Mr. Godbold brings 41 years of management experience at our Company, including 15 years of service as President of the Company, capital market transaction experience in both favorable and difficult markets, significant stock ownership and an enduring commitment to our Company.	1977

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
H. William Habermeyer, Jr.*	68	Director, Southern Company since 2007. Director, Biltmore Farms, LLC since 2007. Director, USEC, Inc. since 2008. Former President and CEO, Progress Energy Florida from 2000 to 2006. Vice President, Carolina Power & Light from 1993 to 2000. U.S. Navy from 1964 to 1992 — retired a Rear Admiral. Mr. Habermeyer had a 42 year career involving managing in large, complex organizations, extensive familiarity with the challenges of operating a business in a highly regulated environment, and experience as a public company CEO. Member of the Audit Committee.	2003
Chet Helck	58	Chief Operating Officer of RJF since 2002. President of RJF from 2002 to April 2009. Executive Vice President of Raymond James Financial Services, Inc. (“RJFS”), our wholly owned subsidiary, from 1999 to 2002. Senior Vice President, RJFS from 1997 to 1999. Director of RJFS, Raymond James & Associates, Inc. (“RJA”) and Raymond James Ltd. (“RJ Ltd.”), our wholly owned Canadian subsidiary (formerly Goepel McDermid Inc., a Canadian brokerage firm). Director, Securities Industry and Financial Markets Association (formerly Securities Industry Association). Mr. Helck has over 27 years of experience in the financial services industry, 21 of which have been at our Company, extensive background in sales and marketing to retail customers, a broad perspective on the financial services industry from his trade association participation, experience dealing with regulatory and compliance issues as well as the challenges presented in managing a widespread sales force.	2003

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Thomas A. James	68	Chairman of the Board of RJF since 1983, having also served as Chief Executive Officer from 1970 to April 30, 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee, the monthly financial review and the budget process. As Executive Chairman, Mr. James still participates in those activities. As Chief Executive Officer of RJA, RJF’s principal broker-dealer subsidiary, Mr. James still chairs its Compliance and Standards Committee. Mr. James has been active in the Financial Services Roundtable since 2000, and served as its Chairman in 2007. He is a former Chairman of the Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). As our former Chief Executive Officer and current Executive Chairman, Mr. James’ more than 40 years of service to the Company as CEO brings to the board a unique understanding of our businesses and the financial services industry as well as the perspective of an entrepreneur who led the building of our Company, which his father founded. His paternal commitment to the Company, including his large stock ownership position, means he is strongly aligned with the interests of shareholders. He has been a certified financial planner since 1978. As CEO, he exercised direct oversight of our chief financial officer. Mr. James serves on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. During his career, he served on the boards of seven other companies.	1963
Gordon L. Johnson*	53	President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects; Director, Raymond James Bank (“RJ Bank”) since May 1, 2007; Director, AvMed, Inc., the largest Florida non-profit health plan; banking manager and executive for 23 years, including 20 with Bank of America and its predecessors; CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004. Mr. Johnson brings 23 years of experience with unaffiliated banks and three years as a director of RJ Bank to the parent board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services. Member of the CGN&C Committee.	2010

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Paul C. Reilly	56	Chief Executive Officer of RJF since May 1, 2010. Prior to that he was President of RJF from May 1, 2009 to April 30, 2010. Former Executive Chairman, Korn Ferry International from July 1, 2007 to April 30, 2009. Chairman and Chief Executive Officer, Korn Ferry International from 2001 to 2007. Chief Executive Officer, KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly’s prior experience as chief executive officer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.	2006
Robert P. Saltzman*	68	Since retiring as President and Chief Executive Officer of Jackson National Life Insurance Company in 2001, Mr. Saltzman has managed his personal investments, occasionally consulted with parties unaffiliated with the Company on life insurance matters and assisted a family member in connection with the purchase and financing of a private company in which he now is an investor. Mr. Saltzman has been a director of WNC First Corporation, a privately held property and casualty insurance underwriter, since November 2004. A Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange (“NYSE”) listed company, from 1998 until its acquisition in March, 2001. Life Trustee of Northwestern University. Mr. Saltzman’s 37 year career in the financial services industry included chief executive officer positions at major life insurers. In that role he also oversaw bank and broker-dealer affiliates as well as full service asset management companies and thus he has experience in the management of large, complex organizations which are also subject to extensive regulation. Thus, Mr. Saltzman’s experience correlates very well with the role of a company director. Chair of the CGN&C Committee.	2007

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Hardwick Simmons*	70	Director, Lions Gate Entertainment Corp. since 2005. Director of two privately held companies, Stonetex Oil Company and Invivoscribe Technologies, Inc. Former Director of Geneva Acquisition Corp. from 2007 until 2009. Former Chairman and CEO of the NASDAQ Stock Market from 2001 to 2003. President and CEO of Prudential Securities from 1990 to 2001. President, Shearson Lehman Brothers — Private Client Group, from 1983 to 1990. Former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). Former Director of the NASD. Mr. Simmons’ 37 year career encompassed a number of aspects that are relevant to his role as one of our directors. He was the Chairman and CEO of a public company for two years, the president and CEO of a broker-dealer subsidiary of a major insurance company for eleven years, and president of the private client group of another brokerage firm for seven years. Those positions together with his securities industry trade association service and directorship with a self-regulatory organization provide us with a broad and historical perspective on our business and its regulatory environment. Lead Director and Chair of the Audit Committee.	2003

Nominee	Age	Principal Occupation (1) and Directorships	Director Since
Susan N. Story*	50	Effective January 1, 2011, Ms. Story became President and CEO of Southern Company Services, Inc. President and Chief Executive Officer, Gulf Power Company, 2003 to 2010. Executive Vice President, Southern Company Services, Inc., 2001 to 2003. Senior Vice President, Southern Power Company, 2002 to 2003. Immediate Past Chair, Florida Chamber of Commerce. Chairman of the Board, Gulf Power Company, 2003 to 2010. Immediate former Chair, Florida Council of 100. Immediate former Vice Chair, Enterprise Florida. Director, Association of Edison Illuminating Companies, James Madison Institute, and Southeastern Electric Exchange. Member, Board of Advisors, H. Lee Moffitt Cancer Center & Research Institute. Ms. Story’s seven year tenure as the CEO of an electric public utility has provided her in-depth experience with the following challenges that our Company also faces: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues our board faces. Member of the CGN&C Committee.	2008

*	Determined to be independent directors under NYSE standards; see “Information Regarding Board and Committee Structure” below.
(1)	Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.

INFORMATION REGARDING BOARD AND COMMITTEE STRUCTURE

The Board of Directors held four regular and one special telephonic meetings during fiscal 2010.

The current standing committees of the Board of Directors are the CGN&C Committee, the Audit Committee and the Stock Repurchase Committee. The CGN&C Committee met six times during the fiscal year. The Audit Committee met eight times during the fiscal year. The Stock Repurchase Committee did not meet during fiscal 2010. That committee has authority from the Board of Directors to approve certain purchases of our stock from time to time and consists of Thomas A. James, Hardwick Simmons and Robert P. Saltzman. The activities of the CGN&C Committee and the Audit Committee are set out in their reports below.

In connection with our shelf registration statement filed with the SEC in May 2009, the Board of Directors created a special committee to approve the terms of securities offered thereunder in August 2009. The members of that committee included Thomas A. James, Hardwick Simmons and Francis S. Godbold with Paul C. Reilly and Chet Helck as alternate members. That committee did not meet during fiscal 2010.

The CGN&C Committee is comprised of three independent directors as determined under NYSE rules. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Board of Directors in November 2009. This Committee identifies potential nominees to the Board of Directors, including candidates recommended by management, and reviews their qualifications and experience. Candidates for board membership are expected to demonstrate high standards of integrity and character and offer important perspectives on some aspect of our business based on their own business experience.

This Committee has not adopted any specific process or policy for considering nominees put forward by shareholders and has never been requested to consider such a nominee.

This Committee has also determined that the directors identified as independent directors have no material relationship with us that would impair their independence. In that connection, the Committee considered that RJA purchases electricity for several of our sales offices from Gulf Power Company, of which Susan N. Story was President and CEO until January 1, 2011 and William Habermeyer, Jr. is a director of its parent, Southern Company, and from Georgia Power Company, an affiliate of Gulf Power Company, and determined that the nature of these business relationships did not constitute any impairment of independence.

In addition, RJ Bank had at September 30, 2010 $1.274 million in outstanding loans to Stonegate Property Holdings, LLC, an affiliate of Gordon L. Johnson. The highest principal balance on the loans during the Company’s fiscal 2010 was $1,353,000. The larger of the two loans was made prior to Mr. Johnson’s becoming a director of RJ Bank. Both loans were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans to persons unrelated to RJ Bank. The loans did not involve more than the normal risk of collectability or present other unfavorable features. The loans bear interest at a rate of LIBOR plus 1.85%, currently 2.10938%. Interest paid on the loans during the Company’s fiscal 2010 was $28,794. The Committee determined that the nature of this business relationship did not constitute any impairment of independence for Mr. Johnson.

The Company separated the offices of Chairman of the Board and Chief Executive Officer in May of 2010 when Paul Reilly became Chief Executive Officer. Mr. Reilly succeeded Thomas James as CEO. Mr. James had been CEO since 1970 and is the Company’s largest shareholder. In light of his significant experience with, and detailed knowledge of, the Company’s business operations, his desire to remain involved with the Company and his ongoing financial interest, the Board considered it most appropriate that he retain the office of Chairman of the Board. This leadership structure permits Mr. Reilly to pursue strategic and operational objectives including a focus on core business segments, while the Company continues to benefit from the extensive experience and knowledge of Mr. James. As a result, this structure affords the Company an effective combination of internal and external experience and continuity. The Board of Directors’ administration of risk oversight has not affected the leadership structure of the Board of Directors.

Mr. Hardwick Simmons is our Lead Director. As such, he presides at the regular executive sessions of the non-employee directors. Shareholders and other interested parties may communicate with our directors, including Mr. Simmons, or any of the individual independent directors, by writing to them at our headquarters, or by contact through our website. Communications addressed to the Board of Directors will be reviewed by our Corporate Secretary and directed to them for their consideration, if appropriate.

It is our policy that directors attend the Annual Meeting of Shareholders; at the Annual Meeting of Shareholders on February 18, 2010, all of our directors at that date were present. All directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served during the periods for which they served.

DIRECTOR COMPENSATION

Outside directors received a $25,000 annual retainer, a $5,000 attendance fee for each regular meeting, $500 for each telephonic meeting and a $1,000 attendance fee for Committee service in fiscal 2010. The Lead Director and the Audit Committee Chair each received an additional $7,500 as part of their annual retainer, and the Chair of the CGN&C Committee received an additional $4,000 as part of his annual retainer in fiscal 2010. Beginning October 1, 2010, outside directors receive a $50,000 annual retainer, a $7,500 attendance fee for each regular meeting, $500 for each telephonic meeting and a $1,000 attendance fee for Committee service in fiscal 2011. The Lead Director receives an additional $20,000, the Audit Committee Chair receives an additional $15,000 and the Chair of the CGN&C Committee receives an additional $10,000 as part of their respective annual retainer in fiscal 2011, except if any two of these positions are held by the same director, then the greater fee and 50% of the lower fee, rather than both fees, will be paid to that director. Management directors do not receive any additional compensation for service as directors.

There is a non-qualified stock option plan for our outside directors covering 854,298 shares of our common stock. These options, 73,750 of which were outstanding at September 30, 2010, are exercisable at prices ranging from $15.91 to $31.82 at various times through February 2015. Outside directors were granted 2,500 options in fiscal 2010. Beginning in fiscal 2011, outside directors will receive annually, in lieu of options, 2,000 restricted stock units under the 2005 Restricted Stock Plan upon approval by the shareholders of the plan amendments authorizing non-employee directors as participants in that plan — see Proposal 3 in this proxy statement.

The table below sets forth the total compensation, and the components thereof, of our directors who are not our Named Executive Officers.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED SEPTEMBER 30, 2010

Name	Fees Paid in Cash	Option Awards (1)	Total
Shelley G. Broader (2)	$50,000	$28,536	$78,536
Francis S. Godbold (3)	—	—	—
H. William Habermeyer, Jr. (4)	$51,500	$28,536	$80,036
Gordon L. Johnson (5)	$11,250	—	$11,250
Robert P. Saltzman (6)	$54,500	$28,536	$83,036
Kenneth A. Shields (7)	$45,500	$28,536	$74,036
Hardwick Simmons (8)	$71,500	$28,536	$100,036
Susan N. Story (9)	$50,500	$28,536	$79,036

(1)	The amounts shown in this column represent the aggregate grant date fair value of options granted to our directors who are not Named Executive Officers in fiscal year 2010. The grant date fair value per share of the options granted to each of the directors in fiscal year 2010 under Accounting Standards Codification Topic 718 (“ASC Topic 718”) was $11.41. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 20 to our financial statements in our Form 10-K report for the year ended September 30, 2010.
(2)	As of September 30, 2010, Ms. Broader held outstanding options to purchase 7,500 shares of our common stock.
(3)	Mr. Godbold is an executive officer, other than a Named Executive Officer, who does not receive any additional compensation for services provided as a director.
(4)	As of September 30, 2010, Mr. Habermeyer held outstanding options to purchase 12,250 shares of our common stock.
(5)	Mr. Johnson joined the board on August 25, 2010.
(6)	As of September 30, 2010, Mr. Saltzman held outstanding options to purchase 7,500 shares of our common stock.
(7)	As of September 30, 2010, Mr. Shields held outstanding options to purchase 20,000 shares of our common stock.
(8)	As of September 30, 2010, Mr. Simmons held outstanding options to purchase 12,250 shares of our common stock.
(9)	As of September 30, 2010, Ms. Story held outstanding options to purchase 7,500 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Steve Raney, an executive officer, filed a late Form 4 reflecting an award of 1,000 stock options in connection with his service on the Company’s Executive Council.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors consists of Hardwick Simmons (Chair), H. William Habermeyer and Shelley G. Broader. This Committee conducts its activities pursuant to a written charter approved by the Board of Directors, which is reviewed annually and was last revised by the Board of Directors on November 27, 2007. The Audit Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to our financial reporting, the qualifications and independence of the independent registered public accounting firm, our systems of internal controls, risk management and our procedures for establishing compliance with legal and regulatory requirements.

The Charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and must approve in advance any work to be performed by the independent registered public accounting firm. The Audit Committee has not established any general pre-approval procedures, but instead reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent registered public accounting firm.

In addition to four regularly scheduled meetings during the course of the fiscal year, members of the Audit Committee held four telephonic meetings, generally to review with management and representatives of KPMG LLP our quarterly financial results prior to release to the public.

We have initiated an Enterprise Risk Management program under the direction of our Chief Risk Officer (“CRO”). Our CRO provides a report to the Audit Committee at each of its regular quarterly meetings. That report identifies and evaluates our top residual risks, including an assessment of their potential impact on the Company and the likelihood of adverse occurrences. The report notes changes since the last report as well as trends. The Chairman of the Audit Committee discusses the significant aspects of the CRO’s report with the full Board at its regular meetings.

Members of the Audit Committee have reviewed and discussed with management and with representatives of KPMG LLP the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2010. The consolidated financial statements for fiscal 2010 are contained in our annual report on Form 10-K. In addition, the Audit Committee reviewed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The Audit Committee also reviewed with KPMG LLP the critical accounting policies and practices followed by us and certain written communications between KPMG LLP and our management.

Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm's report with respect to the financial statements, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for fiscal 2010 for filing with the SEC. The Board of Directors approved the recommendation.

Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee's members in business, financial and accounting matters. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

The Board of Directors has determined that each of the members of the Audit Committee qualifies as an Audit Committee Financial Expert and as independent as determined under NYSE rules.

Hardwick Simmons, Chair
H. William Habermeyer, Jr.
Shelley G. Broader

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Risk

We believe that our compensation policies in general, and our incentive programs in particular, are well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse impact on the Company. We reached this conclusion as a result of an analysis of our incentive compensation programs by an interdisciplinary team (risk management, accounting/payroll, legal, internal audit and human resources) led by our Chief Risk Officer. The team conducted an initial evaluation of our compensation programs and policies across five elements — performance measures, funding, performance period and pay mix, goal setting and leverage and controls and processes, focusing on significant risk areas. The team found that formula based funding of bonus pools are utilized consistently across the firm. Those formulas vary, some are based on gross revenue with the majority being on a net basis and aligned with the employee’s span of control and level of potential contribution. The team also determined that most bonus pools are not distributed purely on a formula basis, but rather are also based on subjective factors including longer term performance and consideration of the risks involved. The team also noted that equity has been a component of bonus payouts for many years and involved vesting over time, typically three years. The team reported its findings to the CGN&C Committee in May 2010, including that there were no formal claw-back provisions in our bonus arrangements and that although the percentage of cash incentive compensation appeared high relative to other financial entities, (in particular, financial institutions who received government assistance under the TARP program), our lower levels of total compensation offset those concerns to some extent. As a result, the CGN&C Committee requested management to develop recommendations as to those two issues. In response, management proposed and the Board adopted in August 2010, upon the recommendation of the CGN&C Committee:

•	A Compensation Recoupment Policy, effective October 1, 2010; and

•	Additional tiers to the stock bonus plan allocation formula which increased the equity component of annual bonuses above $2 million and $3 million, respectively, effective for awards in 2011.

Overview and Philosophy

The CGN&C Committee of our Board of Directors reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for all members of our Operating Committee, which includes all but three of our executive officers and all of our Named Executive Officers. The CGN&C Committee consists of Robert P. Saltzman (Chair), Gordon L. Johnson and Susan N. Story. Our Board of Directors normally approves all grants of options and restricted stock, based upon the recommendations of the CGN&C Committee. Our Chief Executive Officer makes recommendations to the CGN&C Committee concerning the compensation of Operating Committee members. In August 2010, the Executive Chairman made recommendations to the CGN&C Committee concerning the compensation of non-employee directors. In the past, we have not engaged compensation consultants in connection with executive or director compensation. The CGN&C Committee has used comparative compensation surveys from McLagan and information from public company disclosures. However, the Company has recently engaged Pay Governance, LLC to assist in refining its total reward philosophy and review its senior executive compensation structure.

The CGN&C Committee's goal is to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with our long-term interests and those of our shareholders. In doing so, individual performance, the compensation of executives of similar firms and our financial results are considered. The CGN&C Committee was provided executive compensation disclosures from the proxy statements of several publicly traded securities firms as well as the surveys described above for comparative information to use in its decision making process. We do not formally benchmark the compensation of our executive officers against those companies.

Our objectives are met through a compensation package which includes four major components — base salary, annual bonus (including restricted stock in the past and restricted stock units beginning with grants made in November 2010), stock option awards and retirement plan contributions.

Base Salary and Annual Bonus

For our executive officers, the cash and restricted stock/restricted stock units compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. Salaries are reviewed and adjusted in December of each year, consistent with other employees. Typically, executive officer salaries are increased by an amount within a percentage range that is also applicable to our other employees. Promotions or cases of expanded responsibility are exceptions to this policy.

The CGN&C Committee discusses and takes into account the recommendations of our Chief Executive Officer, Mr. Reilly who in this CEO transition year consulted with Mr. James, his predecessor as Chief Executive Officer and who remains our largest shareholder, with respect to the base salaries of the Named Executive Officers for calendar year 2011, other than himself. Mr. James had historically recommended base salary increases by an amount that approximates a percentage range that is also applicable to our overall employee population, except for situations involving promotions and/or expanded responsibility and Mr. Reilly, with one exception, adhered to that practice this year. Our Chief Executive Officers have typically had the benefit of industry based compensation surveys when making their recommendations.

Salaries of the Named Executive Officers, other than Mr. Zank, like those of most other management employees, were increased for calendar year 2010 by 2.6% to 3.2%. This was a return to our typical practice that we departed from in calendar year 2009, when as a result of the impact of the downturn in the financial markets on our clients and shareholders, as well as to preserve liquidity in the face of the then unfavorable business outlook, salaries were not increased.

The bonus formulas for the Named Executive Officers for fiscal 2010 were previously published in our 2010 proxy statement and are republished at page 22 in this proxy statement. All of those formulas are based upon contributions to our pre-tax profits, or those of a subsidiary or department. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the “bottom line” and it aligns our total compensation structure with profitability, which is advantageous to the firm given the cyclical nature of the securities industry.

A number of formulas for determining bonus amounts have been based upon pre-tax income, a line item in the Company’s income statement. Prior to fiscal year 2010, that line item was net of minority interests (now referred to as “noncontrolling interests”) in earnings of subsidiaries. As a result of a recent Financial Accounting Standards Board guidance, our income statement has been reconfigured such that noncontrolling interests are subtracted further down the income statement, resulting in a line entitled “Net Income Attributable to Raymond James Financial, Inc.”. This reconfiguration means that calculations for those bonus amounts that are based upon pre-tax income must begin by adjusting the 2010 income statement line item entitled “Income Including Noncontrolling Interests and Before Provision for Income Taxes” to eliminate noncontrolling interests, rather than just starting with a line item that is in the income statement. The CGN&C Committee agreed with this approach.

Since fiscal 2006, the CGN&C Committee has determined to give some emphasis to our overall performance in determining bonus payments for some executive officers. Accordingly, the CGN&C Committee established a bonus pool equal to .75% of our total pre-tax profit (the “Company Performance Bonus Pool”). For fiscal 2010, the Company Performance Bonus Pool was allocated equally among the Operating Committee members participating in that pool, i.e., Messrs. Helck, Averitt, Riess, Sayler, Trocin and Zank, consistent with the policy adopted by the CGN&C Committee for fiscal 2007 and beyond that was disclosed in our 2007 proxy statement. Since fiscal 2008, up to 50% of the amount generated by each bonus formula could be withheld based on the subjective performance evaluation by the Chief Executive Officer and the CGN&C Committee.

In early November 2010, the CGN&C Committee reviewed the results generated by bonus formulas for fiscal 2010. In early December 2010, Mr. Reilly who in this CEO transition year consulted with Mr. James and made recommendations to the CGN&C Committee for the annual bonuses to be awarded to each Named Executive Officer other than himself and Mr. James, based on an assessment of their performance against individual goals that had been set. The CGN&C Committee approved those recommendations.

Up to 50% of the Named Executive Officer’s annual bonus pool (i.e., the amount generated by the officer’s bonus formula) is awarded based upon the Chief Executive Officer’s and the CGN&C Committee’s subjective evaluation of achievement of performance objectives set by him for the other Named Executive Officers. In the case of Mr. Helck, those objectives included evaluation of advisors to intelligently use the tools, techniques and technology, improvement in productivity through the Raymond James Advisory Process, increasing the margins of the Private Client Group businesses and actions to improve the financial results of RJIS and RJ Ltd. Mr. Helck’s bonus for fiscal year 2010 was $2,000,000. In the case of Mr. Sayler, those objectives included solidifying bank lines to support fixed income inventories, overseeing systems development of the Memphis office systems for the depository institutions practice, evaluating the opportunities in adding an international fixed income line of business, establishing the most productive institutional fixed income sales force and provide superior support to our PCG sales force. Mr. Sayler’s bonus for fiscal year 2010 was $2,200,000. In the case of Mr. Zank, those objectives included increasing his private client group margin, increasing advisor productivity through the use of tools and process, managing branch and administrative expenses, recruiting of financial advisors, managing regrettable attrition and expanding the geographic footprint by targeting certain areas. Mr. Zank’s bonus for fiscal year 2010 was $2,000,000. In the case of Mr. Julien, those objectives included ensuring adequate capital, providing high quality financial reporting, maximizing analyst coverage, refining our bank sweep program and attaining reasonable profitability at RJ Trust Company and RJ Bank. Mr. Julien’s bonus for fiscal year 2010 was $1,000,000. The bonus awards of Messrs. Helck, Sayler and Julien ranged from 92% to 96% of their 2010 bonus formulas. Although Mr. Zank had an outstanding year, his bonus award was below 90% of his 2010 fiscal bonus pool reflecting a determination that his bonus formula resulted in a bonus pool that was too large under the circumstances, as our budgeting had not assumed as robust a market recovery as that which occurred in 2010. Thus, an adjustment to the percentage of his bonus pool that he would be awarded was warranted.

In determining Mr. James’ annual bonus, the CGN&C Committee took into account fiscal year 2010 results which included record net revenues and near record net profits in a year in which a number of financial firms were still struggling. The Committee noted the smooth and ongoing transition of CEO duties, including changes in reporting relationships and functional responsibilities as well as ongoing recruiting results and credit risk management. The CGN&C Committee also took into account and rewarded Mr. James for his continuing day-to-day involvement in overseeing international operations, proprietary capital and Raymond James Tax Credit Funds as well as continuing to chair the Compliance and Standards Committee of RJA. The Committee appreciated that this continued involvement on the part of Mr. James enabled Mr. Reilly to focus on the Company’s core business segments. Mr. James was awarded a bonus of $2,400,000, just below 90% of his bonus pool.

The CGN&C Committee has also approved the bonus formulas for fiscal 2011. The fiscal 2011 bonus formulas for the executive officers most likely to be Named Executive Officers in the 2012 proxy statement are set forth in the table entitled “Fiscal 2011 Bonus Formulas for Certain Executive Officers (as Approved by the CGN&C Committee)”.

Prior to 2010, we issued shares of restricted stock under our stock bonus plan to employees of our United States operations in lieu of cash for up to 20% of bonus amounts in excess of $250,000. For fiscal year 2010 bonuses, we issued restricted stock units on a comparable basis. We changed to restricted stock units to obtain a more favorable tax treatment for retirement eligible employees. This change is generally neutral from our perspective. For fiscal year 2010 bonuses, the number of restricted stock units issued to members of our Operating Committee was determined based upon the market value at the date of grant and the number of restricted stock units issued to other employees was determined using 90% of the market value at the date of grant. The restricted stock units vest after three years. Thus, a portion of annual bonus awards have a retention element.

Stock Options

The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock units, to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time, stock options may be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job responsibilities warrants. It is our policy to maintain the number of outstanding options at less than ten percent of our outstanding shares. As members of our Operating Committee, all of the Named Executive Officers except Mr. James have been granted an equal number of options every two years. During the past five years, the number of shares subject to outstanding options has represented between 4.1% and 6.0% of our outstanding shares. We first determine how many options to grant to department heads and other key employees in total. The number of options that could be granted without all outstanding options exceeding 7% of outstanding shares is then calculated. The number of options granted to those employees in November 2009, in the aggregate was based on that limiting calculation. That total number was allocated among all grantees based upon responsibility and compensation levels. The Operating Committee grantees are awarded the highest number of options among all grantees. The award of options is intended to be a retention and shareholder alignment device rather than a major component of compensation. There is no direct relationship between the number of options granted and the amount of annual bonuses.

No Backdating or Spring Loading.  We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Our general practice is to have grants of options reviewed and recommended by the CGN&C Committee and approved by the Board of Directors.

Retirement Plans

The fourth component of the compensation package is our contributions to various retirement plans, which are based on compensation levels and years of service. We maintain three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon our overall profits. Since inception of the 401(k) plan in 1987, we have matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. The plan currently provides for us to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to employees who meet the length of service and minimum hours worked requirements specified in the plans. We also maintain a non-qualified long term incentive plan for highly compensated employees, including executive officers. Eligibility is restricted to those who meet certain compensation levels set by the CGN&C Committee. The vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan are also dependent upon our earnings.

In addition, we have an employee stock purchase plan which allows employees to purchase shares of our common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations, including a one-year holding period.

The Named Executive Officers participate in these plans on the same basis as other employees.

Compensation of the Chief Executive Officer

Mr. Reilly’s base salary rate for calendar year 2010 was $412,000, a 3% increase over calendar year 2009, consistent with treatment accorded other employees for the reasons set forth above under “Base Salary and Bonus”.

In determining the bonus paid to Mr. Reilly for fiscal 2010, the CGN&C Committee considered the bonuses for the other Named Executive Officers. The CGN&C Committee also took into consideration that we had good results in fiscal year 2010, with record net revenues and near record profits in a year in which a number of financial firms were still struggling. The committee also noted the smooth and ongoing transition of CEO duties, including changes in reporting relationships and functional responsibilities. The CGN&C Committee also looked favorably on ongoing recruiting results and credit risk management as well as positive results across business segments. As a result, Mr. Reilly was awarded a bonus of $2,600,000, which was slightly less than 100% of his bonus pool.

Stock Ownership Guidelines

We grant stock-based compensation in order to align the interests of our employees with those of our shareholders. With the exception of accelerated vesting for death or disability, company-issued options, restricted stock and restricted stock units are not transferable. Members of our Operating Committee are expected to acquire and hold at least 10,000 shares of our stock within two years of becoming an Operating Committee member. They are also expected to retain for three years 25% of the shares of common stock acquired through the exercise of options or vesting of restricted stock or restricted stock units. The Named Executive Officers have met these guidelines.

Derivatives Trading.  Our policy permits executive officers to implement only the following strategies with listed options on our stock: sales of covered calls against our stock held free and clear in street name and put writing. They are not permitted to purchase puts on our stock.

Benefits

The Named Executive Officers participate on the same basis as other employees in health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We provide minimal perquisites to our directors and Named Executive Officers, primarily spousal travel expenses in conjunction with the long range planning Board meeting, sales reward trips and sales conferences.

Separation and Change in Control Arrangements

None of the Named Executive Officers is a party to a separation or change in control agreement with us. However, the award agreements associated with the restricted stock units issued since November 2010 contain a “double trigger” change in control provision that accelerates the vesting of the award if within 12 months after the “Corporate Transaction” the employee involuntarily incurs a “Separation from Service” for other than “Cause” or voluntarily incurs a “Separation from Service” for “Good Reason” all as defined in the agreement.

Section 162(m)

None of the salaries of the Named Executive Officers exceed $1 million. We believe that the annual bonuses and stock options awarded to the Named Executive Officers constitute performance-based compensation and are deductible for U.S. federal income tax purposes.

Return of Executive Compensation by an Executive

Our Board adopted a Compensation Recoupment Policy effective October 1, 2010 under which reimbursement (i) shall be obtained from executive officers in the case of a financial restatement and the restated results would not support previously received incentive compensation and (ii) may be obtained from any employee in the case of materially inaccurate performance metric(s) and the revised performance metric would not support previously received incentive compensation.

Fiscal 2010 Bonus Formulas for Named Executive Officers

Executive Officer	Basis
Paul C. Reilly Chief Executive Officer – RJF	0.75% of total Company pre-tax profits. Guaranteed $1.5 million per hiring letter.

Thomas A. James Executive Chairman – RJF	0.75% of total Company pre-tax profits;

Chet Helck Chief Operating Officer – RJF	0.8% of total pre-tax profits of domestic PCG per PCG Contribution Report*, Raymond James Ltd., and Raymond James Investment Services; plus, participation in the Company Performance Bonus Pool.

Van C. Sayler Senior Vice President, Fixed Income – RJA	A portion of the pre-tax profits of RJA's Fixed Income department equal to:
   5.0% of the first $25 million of such profits, plus,
   4.0% of the next $25 million of such profits, plus,
   3.0% of such profits exceeding $50 million;
plus, participation in the Company Performance Bonus Pool.

Dennis W. Zank President – RJA	3.0% of the pre-tax profits of RJA per PCG Contribution Report*; plus, participation in the Company Performance Bonus Pool.

Executive Officer	Basis
Jeffrey P. Julien Executive Vice President, Finance and Chief Financial Officer – RJF; Chairman, Raymond James Bank, FSB	0.3% of total Company pre-tax profits.

*	The PCG Contribution Report adjusts the Private Client Group financial statement pre-tax profits for items related to the private client group sales force, primarily a credit for interest income on cash balances arising from private clients, and also includes adjustments to actual clearing costs, mutual fund revenues and expenses, credit for correspondent clearing, insurance agency and certain asset management profits, accruals for benefit expenses, profits generated by certain private client support operations and other adjustments. These adjustments may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, and foreign exchange impacts.

Fiscal 2011 Bonus Formulas for Certain Executive Officers
(as Approved by the CGN&C Committee)

Executive Officer	Basis
Paul C. Reilly Chief Executive Officer – RJF	0.8% of total Company pre-tax profits.

Thomas A. James Executive Chairman – RJF	0.7% of total Company pre-tax profits.

Chet Helck Chief Operating Officer – RJF	0.8% of total pre-tax profits of domestic PCG per PCG Contribution Report*, Raymond James Ltd., and Raymond James Investment Services; plus, participation in the Company Performance Bonus Pool.

Richard G. Averitt, III Chairman and Chief Executive Officer – RJFS	0.95% of pre-tax profits of RJFS per PCG Contribution Report*; plus, participation in the Company Performance Bonus Pool.

Richard K. Riess Executive Vice President – RJF	3.5% of pre-tax profits of Eagle Asset Management, Inc. (“Eagle”), Eagle Boston Investment Management, Inc. and Eagle Fund Services, Inc;
plus, 1.75% of pre-tax profits of RJA's Asset Management Services division;
plus, participation in the Company Performance Bonus Pool.

Van C. Sayler Senior Vice President, Fixed Income – RJA	A portion of the pre-tax profits of RJA's Fixed Income department equal to:
   5.0% of the first $25 million of such profits, plus,
   4.0% of the next $25 million of such profits, plus,
   3.0% of such profits exceeding $50 million;
plus, participation in the Company Performance Bonus Pool.

Executive Officer	Basis
Jeffrey E. Trocin Executive Vice President, Equity Capital Markets – RJA	5.0% of the pre-tax profits of RJA's Equity Capital Markets, including European institutional equity sales and trading; plus, participation in the Company Performance Bonus Pool.

Dennis W. Zank President – RJA	2.6% of the pre-tax profits of RJA per PCG Contribution Report*; plus, participation in the Company Performance Bonus Pool.

Jeffrey P. Julien Executive Vice President, Finance and Chief Financial Officer – RJF; Chairman, Raymond James Bank, FSB	0.3% of total Company pre-tax profits.

Paul D. Allison Chairman, President and Chief Executive Officer – RJ Ltd.	8% of the first CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
5% of the next CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
3.75% of the next CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
2.5% of the next CDN$10 million of pre-tax profits** of RJ Ltd.; plus,
1.125% of the pre-tax profits** of RJ Ltd. exceeding CDN$40 million.

*	The PCG Contribution Report adjusts the Private Client Group financial statement pre-tax profits for items related to the private client group sales force, which includes adjustments to actual clearing costs, credit for correspondent clearing, insurance agency and certain asset management profits, accruals for benefit expenses, profits generated by certain private client support operations and other adjustments. These adjustments may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, and foreign exchange impacts.
**	Pre-tax profits is before interest on subordinated debt created as a result of the corporate structuring of the Goepel McDermid, Inc. acquisition.

Discretionary amounts above those resulting from the formulas set forth above may be awarded by the CGN&C Committee. Should this occur for fiscal 2011, any discretionary amount awarded will be disclosed in next year’s proxy statement.

Compensation actions — The following “Annual Compensation” table shows annual salary in fiscal 2010 and annual incentive compensation awarded in fiscal 2011 for fiscal 2010 performance. The Annual Compensation table reflects the CGN&C Committee’s view of its annual compensation determinations related to the Named Executive Officers for fiscal 2010. The Summary Compensation Table required by the SEC is at page 27 of this proxy statement.

Annual Compensation

Name and Principal Position	Year	Annual Compensation
		Salary	Incentive Compensation		Total
			Cash	Stock Awards (1)
Paul C. Reilly (2) Chief Executive Officer	2010	$409,000	$2,180,001	$419,999	$3,009,000
Thomas A. James (2) Executive Chairman	2010	$332,647	$2,020,016	$379,984	$2,732,647
	2009	$325,542	$1,640,012	$284,988	$2,250,542
	2008	$322,156	$2,300,007	$449,993	$3,072,156
Chet Helck Chief Operating Officer	2010	$308,000	$1,700,014	$299,986	$2,308,000
	2009	$302,000	$900,000	$100,000	$1,302,000
	2008	$299,000	$1,428,017	$231,983	$1,959,000
Van C. Sayler Senior Vice President Fixed Income – RJA	2010	$221,250	$1,860,031	$339,969	$2,421,250
	2009	$216,000	$2,340,000	$460,000	$3,016,000
	2008	$216,000	$1,364,013	$215,987	$1,796,000
Dennis W. Zank President – RJA	2010	$271,878	$1,700,014	$299,986	$2,271,878
Jeffrey P. Julien Executive VP, Finance Chief Financial Officer	2010	$192,500	$900,026	$99,974	$1,192,500
	2009	$188,000	$653,520	$56,480	$898,000
	2008	$186,000	$772,510	$77,490	$1,036,000

(1)	The stock awards (restricted stock units (“RSUs”) for fiscal year 2010; shares of restricted stock for years prior) vest in one installment approximately three years from grant date. The stock awards are based on tiered percentages of annual bonus amounts in excess of $250,000 in accordance with the formula adopted by the CGN&C Committee under the stock bonus plan. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in stock, equal to any dividends paid during the vesting period. RSUs have no voting rights.
(2)	Effective May 1, 2010, Mr. Reilly succeeded Mr. James as Chief Executive Officer.

The above table is presented to show how the CGN&C Committee viewed compensation actions, but it differs substantially from the Summary Compensation Table required by the SEC and is not a substitute for the information required by the Summary Compensation Table at page 27 of this proxy statement.

The Summary Compensation Table shows compensation information in a format required by the SEC. There are three principal differences between the Summary Compensation Table and the above Annual Compensation table:

•	The Company grants both cash and equity incentive compensation after the earnings for a fiscal year have been announced. In both the Annual Compensation table above and the Summary Compensation Table, cash incentive compensation paid in fiscal 2011 for fiscal 2010 performance is shown as fiscal 2010 compensation. The Annual Compensation table above treats equity awards similarly, so that equity awards granted in fiscal 2011 for fiscal 2010 performance are shown as fiscal 2010 compensation. The Summary Compensation Table does not follow this treatment and instead reports the value of equity grants in the year in which they are granted. As a result, equity awards granted in fiscal 2011 for fiscal 2010 performance are not shown in the Summary Compensation Table for fiscal 2010. Instead, the Summary Compensation Table includes for fiscal 2010 the value of equity awards granted in fiscal 2010 for fiscal 2009 performance.
•	The Summary Compensation Table includes biannual stock option grants; the Annual Compensation table does not.
•	The Summary Compensation Table reports all other compensation. The Annual Compensation table does not. Those amounts are not shown above because they are (1) not realized currently by the Named Executive Officer (i.e., Employee Stock Ownership Plan Contribution; Profit Sharing Plan Contribution; 401(k) Company Match; and, Deferred Compensation Plan Contribution), (2) not within the purview of the CGN&C Committee (i.e., Dividends on Unvested Stock and Commissions), or (3) relatively de minimis in terms of annual compensation (i.e., Perquisites).

CGN&C Committee Report

The CGN&C Committee of the Board of Directors, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with our management. Based on the review and discussions, the CGN&C Committee recommended to our Board of Directors that the CD&A be included in this proxy statement.

Corporate Governance, Nominating
and Compensation Committee
Robert P. Saltzman, Chair
Gordon L. Johnson
Susan N. Story

SUMMARY COMPENSATION TABLE

The following table summarizes compensation for the fiscal years indicated, respectively, for our Chief Executive Officer, Chief Financial Officer, Executive Chairman who was Chief Executive Officer until April 30, 2010, and the three other most highly compensated executive officers (the “Named Executive Officers”).

Name	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	All Other Compensation (3)	Total
Paul C. Reilly (4) Chief Executive Officer	2010	$409,000	$2,180,001	$43,730	$271,551	$156,996	$3,061,278
Thomas A. James (4) Executive Chairman	2010	$332,647	$2,020,016	$284,988	—	$118,027	$2,755,678
	2009	$325,542	$1,640,012	$449,993	—	$50,396	$2,465,943
	2008	$322,156	$2,300,007	$639,970	—	$93,444	$3,355,577
Chet Helck Chief Executive Officer	2010	$308,000	$1,700,014	$100,000	$271,551	$100,628	$2,480,193
	2009	$302,000	$900,000	$231,983	—	$25,564	$1,459,547
	2008	$299,000	$1,428,017	$309,989	$124,049	$53,151	$2,214,206
Van C. Sayler Senior Vice President Fixed Income – RJA	2010	$221,250	$1,860,031	$460,000	$271,551	$89,967	$2,902,799
	2009	$216,000	$2,340,000	$215,987	—	$19,281	$2,791,268
	2008	$216,000	$1,364,013	$24,991	$124,049	$48,781	$1,777,834
Dennis W. Zank President – RJA	2010	$271,878	$1,700,014	$61,282	$271,551	$99,450	$2,404,175
Jeffrey P. Julien Executive VP, Finance Chief Financial Officer	2010	$192,500	$900,026	$56,480	$271,551	$81,363	$1,501,920
	2009	$188,000	$653,520	$77,490	—	$22,381	$941,391
	2008	$186,000	$772,510	$87,967	$124,049	$53,488	$1,224,014

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.
(2)	The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 20 to our financial statements in our Form 10-K report for the year ended September 30, 2010.
(3)	See the All Other Compensation table below for a breakdown of these amounts.
(4)	Effective May 1, 2010, Mr. Reilly succeeded Mr. James as Chief Executive Officer.

All Other Compensation — For fiscal 2010, All Other Compensation includes our contributions to defined contribution plans, dividends on unvested stock, commissions and perquisites:

Name	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution (a)	Deferred Compensation Plan Gain (a)	Dividends on Unvested Stock	Commissions	Perquisites		Total All Other Compensation
Paul C. Reilly	$4,900	$9,977	$750	$39,000	—	$102,369	—	—		$156,996
Thomas A. James	$4,900	$12,649	—	$39,000	$22,145	$24,367	$14,966	—		$118,027
Chet Helck	$4,900	$11,192	$750	$39,000	$21,431	$11,328	$596	$11,431	(b)	$100,628
Van C. Sayler	$4,900	$11,374	$750	$39,000	$21,519	$11,787	$637	—		$89,967
Dennis W. Zank	$4,900	$11,859	$750	$39,000	$21,766	$9,992	$11,183	—		$99,450
Jeffrey P. Julien	$4,900	$11,556	$750	$39,000	$21,187	$3,923	$47	—		$81,363

(a)	See Nonqualified Deferred Compensation table for more information.
(b)	Includes Company paid travel and related expenses for spouse.

The following table provides information on the grants of plan based awards made to each of the Named Executive Officers during the fiscal year ended September 30, 2010.

GRANTS OF PLAN BASED AWARDS FOR FISCAL YEAR ENDED SEPTEMBER 30, 2010

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Paul C. Reilly	11/24/2009	—	25,000	$25.28	$271,551
	12/15/2009	1,876	—	—	$43,730
Thomas A. James	12/15/2009	12,226	—	—	$284,988
Chet Helck	11/24/2009	—	25,000	$25.28	$271,551
	12/15/2009	4,290	—	—	$100,000
Van C. Sayler	11/24/2009	—	25,000	$25.28	$271,551
	12/15/2009	19,734	—	—	$460,000
Dennis W. Zank	11/24/2009	—	25,000	$25.28	$271,551
	12/15/2009	2,629	—	—	$61,282
Jeffrey P. Julien	11/24/2009	—	25,000	$25.28	$271,551
	12/15/2009	2,423	—	—	$56,480

(1)	We granted restricted stock in lieu of a portion of the annual bonus awarded to highly compensated employees (see the CD&A for more information). Dividends are paid to the holders of the stock. The restricted stock vests approximately three years from the date of grant.
(2)	Options are granted every two years to key management employees (i.e., fiscal 2008 and fiscal 2010). See the CD&A for more information. The stock options vest approximately five years from the date of grant.
(3)	Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 20 of our financial statements in our Form 10-K for the fiscal year ended September 30, 2010.

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED SEPTEMBER 30, 2010

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Paul C. Reilly	2,250	—	$30.13	2/17/11	(2)	175,000	(4)	$4,432,750
	2,500	—	$31.82	2/16/12	(2)	1,876	(7)	$47,519
	—	2,500	$25.87	2/15/13	(2)	—		—
	—	2,500	$15.91	2/20/14	(2)	—		—
	—	25,000	$25.28	1/24/16	(3)	—		—
Thomas A. James	—	—	—	—		18,566	(5)	$470,277
	—	—	—	—		23,124	(6)	$585,731
	—	—	—	—		12,226	(7)	$309,685
Chet Helck	7,500	7,500	$24.97	2/1/12	(8)	8,993	(5)	$227,793
	—	15,000	$30.44	1/27/14	(9)	11,921	(6)	$301,959
	—	25,000	$25.28	1/24/16	(3)	4,290	(7)	$108,666
Van C. Sayler	7,500	7,500	$24.97	2/1/12	(8)	725	(5)	$18,364
	—	15,000	$30.44	1/27/14	(9)	11,099	(6)	$281,138
	—	25,000	$25.28	1/24/15	(10)	19,734	(7)	$499,862
Dennis W. Zank	7,500	7,500	$24.97	2/1/12	(8)	3,910	(11)	$99,040
	—	15,000	$30.44	1/27/14	(9)	7,542	(5)	$191,039
	—	25,000	$25.28	1/24/16	(3)	7,194	(6)	$182,224
	—	—	—	—		2,629	(7)	$66,593
Jeffrey P. Julien	7,500	7,500	$24.97	2/1/12	(8)	2,552	(5)	$64,642
	—	15,000	$30.44	1/27/14	(9)	3,982	(6)	$100,864
	—	25,000	$25.28	1/24/16	(3)	2,423	(7)	$61,375

(1)	The market value of the stock awards is based on the closing market price of our common stock as of September 30, 2010, which was $25.33.
(2)	The option was granted as compensation for services provided as a nonemployee director. The option was granted five years prior to the option expiration date. The unexercisable options vest 100% in three years from date of grant.
(3)	The option was granted six years and two months prior to the option expiration date. The unexercisable options vest 60% in three years, 8% in four years, 16% in five years and 16% in five years and two months from date of grant.
(4)	The stock award was granted on May 1, 2009 and vests 42% in three years, 29% in four years, and 29% in five years from that date.
(5)	The stock award was granted on December 7, 2007 and cliff vests in approximately three years from that date.

(6)	The stock award was granted on December 5, 2008 and cliff vests in approximately three years from that date.
(7)	The stock award was granted on December 15, 2009 and cliff vests in approximately three years from that date.
(8)	The option was granted six years and two months prior to the option expiration date. The unexercisable options vest 50% in five years and 50% in five years and two months from date of grant.
(9)	The option was granted six years and two months prior to the option expiration date. The unexercisable options vest 60% in three years, 1% in four years, 19% in four years and two months, and 20% in five years and two months from date of grant.
(10)	The option was granted five years and two months prior to the option expiration date. The unexercisable options vest 60% in three years, 20% in four years, and 20% in five years from date of grant.
(11)	The stock award was granted on December 20, 2006 and vests 50% in four years and 50% in five years from that date.

The following table provides information, on an aggregate basis, about restricted stock awards that vested during the fiscal year ended September 30, 2010 for each of the Named Executive Officers.

STOCK AWARDS VESTED FOR FISCAL YEAR ENDED SEPTEMBER 30, 2010

Name	Stock Awards
	Number of Shares Acquired on Vesting (1)	Value Realized On Vesting
Paul C. Reilly	75,000	$2,322,000	(2)
Thomas A. James	18,076	$441,054	(3)
Chet Helck	6,455	$157,502	(3)
Van C. Sayler	658	$16,055	(3)
Dennis W. Zank	2,501	$61,024	(3)
	5,865	$139,352	(4)
Jeffrey P. Julien	2,259	$55,120	(3)

(1)	Total number of restricted shares that vested during fiscal 2010.
(2)	The value of the shares on May 3, 2010 (the date of vesting) using the closing market price for our common stock, which was $30.96.
(3)	The value of the shares on December 1, 2009 (the date of vesting) using the closing market price for our common stock, which was $24.40.
(4)	The value of the shares on December 21, 2009 (the date of vesting) using the closing market price for our common stock, which was $23.76.

The table below reflects Company credits and deemed earnings thereon under two deferred compensation plans for our Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1) (2)	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
Paul C. Reilly	—	$39,000	—	—	—
Thomas A. James	—	$39,000	$22,145	$41,137	$830,184
Chet Helck	—	$39,000	$21,431	$41,137	$353,296
Van C. Sayler	—	$39,000	$21,519	$41,137	$514,538
Dennis W. Zank	—	$39,000	$21,766	$41,137	$577,200
Jeffrey P. Julien	—	$39,000	$21,187	$32,494	$489,770

(1)	The amounts presented in these columns are included in the All Other Compensation table below the footnotes to the Summary Compensation Table.
(2)	Represents amounts earned with respect to last fiscal year but contributed in December 2010.
(3)	The amounts presented in this column include previously and currently reported compensation with regard to Long Term Incentive Plan (“LTIP”) contributions made by us. The following amounts represent vested balances of the Named Executive Officers at September 30, 2010: Mr. Reilly $0, Mr. James $659,088, Mr. Helck $182,199, Mr. Sayler $344,905, Mr. Zank $406,103 and Mr. Julien $318,673.

Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for that plan year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum, amount (for fiscal 2010, these amounts were $245,000 and $845,000, respectively). The CGN&C Committee or its designee then decides the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the account’s allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds. The Chief Executive and Chief Financial Officers select those mutual funds, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death, disability or separation of service after attaining age 65. In the case of early retirement, a participant can continue to accrue vesting credit after such retirement so long as certain non-competition covenants are not violated. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death, disability or separation of service after normal retirement age and subject to certain deferral rights that must be exercised at least 12 months in advance. Because the account balances are unfunded, they represent only unsecured claims in the event we become bankrupt.

Our Deferred Management Bonus Plan (“DMBP”), which was originally adopted effective as of October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by RJA on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and pay the vested account balance as soon as practical after the end of the plan year in which retirement occurs after attaining age 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims in the event we become bankrupt.

OTHER ARRANGEMENTS WITH CHIEF EXECUTIVE OFFICERS

Paul C. Reilly, our Chief Executive Officer was granted 250,000 restricted shares pursuant to his hiring letter. Those shares vest on his starting date anniversaries as follows: 30% on May 1, 2010, 30% on May 1, 2012, 20% on May 1, 2013 and 20% on May 1, 2014. The hiring letter guaranteed him a prorated $1.5 million bonus for fiscal 2009 and a $1.5 million bonus for fiscal 2010. Like our other employees, Mr. Reilly’s employment is “at will”.

In December 2009, Thomas A. James entered into an agreement with us confirming (1) the terms of his continued employment after he has retired as Chief Executive Officer and (2) the terms of his continuing service as a non-employee Chairman of the Board should he retire from our employment. As Executive Chairman of the Board, Mr. James will be paid an annual salary of $335,000, subject to normal annual adjustment as approved by the CGN&C Committee of the Board of Directors, and be eligible to participate in our annual cash bonus and associated Stock Bonus Plan in accordance with a formula approved by the CGN&C Committee. See “Fiscal 2011 Bonus Formulas for Certain Executive Officers” for the formula applicable to Mr. James for fiscal 2011. The agreement provides that, like our other employees, Mr. James is an “employee at will”. Should Mr. James retire from employment, but desire to continue to serve as the non-executive Chairman of the Board, we will request that the Board of Directors nominate him for election to the Board and elect him to serve as its Chairman so long as he is elected to the Board by the shareholders and maintains undisclaimed beneficial holdings of five percent of the outstanding shares of our stock. As compensation for his service as non-executive Chairman, Mr. James would be paid director’s fees as are paid to our independent directors, plus a Chairman’s retainer increment as determined by the CGN&C Committee.

TRANSACTIONS WITH RELATED PERSONS

Review of Related Person Transactions

The CGN&C Committee adopted a Related Person Transaction Approval Policy which is in writing and administered by that Committee. This policy applies to any transaction or series of transactions in which we or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the policy, our management will determine whether a transaction meets the requirements of a related person transaction requiring review by the Committee. Transactions that fall within this definition will be referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve such transaction and will approve only those transactions that are in our best interest. If we become aware of an existing transaction with a related person which has not been approved under this policy, the matter will be referred to the Committee. The Committee will evaluate all options available, including ratification, revision or termination of such transaction. For purposes of the policy, the term “related person” has the meaning ascribed to it in SEC regulation S-K 404(a) “Transactions with related persons, promoters and certain control persons”.

Transactions

We, in the ordinary course of our business, make bank loans to, and hold bank deposits for certain of our officers and directors and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under the Sarbanes-Oxley Act (the “Act”). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. One employee “alongside” fund is not subject to a management carried interest. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers.

In 1998, as a retention vehicle, we extended non-recourse loan commitments to approximately 84 employees for investments in the Raymond James Employee Investment Fund I, L.P., including the following executive officers: Richard G. Averitt, Jeffrey P. Julien, Richard K. Riess, Van C. Sayler, Jeffrey E. Trocin and Dennis W. Zank. Committed loan amounts to these individuals were fully funded and ranged from $38,400 to $153,600 plus interest per person, with outstanding balances ranging from $4,053 to $16,212 at the time they were paid off in October 2009.

Similarly in 2001, we extended non-recourse loan commitments to approximately 75 employees for investments in Raymond James Employee Investment Fund II, L.P.; including Richard G. Averitt, Tim Eitel, Chet B. Helck, Thomas A. James, Jeffrey P. Julien, Paul L. Matecki, Van C. Sayler, Jeffrey E. Trocin and Dennis W. Zank. Committed loan amounts to these individuals have now been fully funded and ranged from $66,667 to $333,335 plus interest per person, with outstanding balances of $6,980 to $34,900 at December 31, 2009 and, at June 30, 2010, the outstanding balances ranged from $994 to $4,970. These loan balances were paid off in July 2010.

All of the foregoing loan commitments were entered into prior to the passage of the Act in 2002. Under the Act, we were permitted to complete the funding of those commitments.

Thomas A. and Mary James permit us to display over 1,800 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients and local schools, business groups and nonprofit organizations. In addition, from time to time, pieces from the collection are temporarily displayed in connection with branch office client events. In return, we bear the cost of insurance, shipping, and the direct and overhead costs of two staff persons who serve as curators for the collection and conduct both on and off-site tours and exhibitions. The total cost to us for these items during fiscal 2010 was approximately $160,000.

Courtland James, a son of Thomas A. James, is employed as a Vice President of New Business Development for Eagle, a subsidiary of the Company. He was paid compensation in fiscal 2010 of $175,942. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid compensation in fiscal 2010 of $231,318. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with RJA. He was paid compensation in fiscal 2010 of $1,227,587. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJA as a branch manager. She was paid compensation in fiscal 2010 of $125,975.

RJ Ltd., our Canadian subsidiary, made a forgivable loan in August 2008, in the amount of CDN$1,000,000 to Paul D. Allison, pursuant to his offer letter to join RJ Ltd. as Co-President and Co-CEO. Forgivable loans are typical recruiting inducements in the Canadian securities industry. Under the terms of the loan, one third of the principal amount is forgiven each year if he remains an employee. This loan came to the attention of the Company’s general counsel in October 2010 who informed RJ Ltd. and Mr. Allison that since he became an executive officer of the Company, maintaining that loan is prohibited under Section 402 of the Act. As a consequence, RJ Ltd. forgave the CDN$333,333.33 remaining balance of the loan in November 2010, seven months prior to the last contractual forgiveness date.

In the spring of 2010, DTR Wood Acquisitionco Ltd. (now named Conifex Timber, Inc. “Conifex”) engaged RJ Ltd. to perform investment banking services for it. Mr. Shields, the Chairman and CEO of Conifex, is also one of our directors. RJ Ltd. acted as sole agent in raising the $60 million needed to complete the acquisition of certain sawmill assets in MacKenzie, British Columbia. RJ Ltd was paid CDN$2,755,560 for its services.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes stock options, restricted stock and restricted stock units that can be issued pursuant to our stock-based compensation plans. The table below does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, namely the Profit Sharing Plan and Employee Stock Ownership Plan as of September 30, 2010.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	4,167,070	$26.34	17,692,754	(3)
Equity compensation plans not approved by shareholders (4)	1,267,783	$26.09	1,022,411
Total	5,434,853	$26.28	18,715,165

(1)	The weighted-average exercise price does not take into account the shares or restricted stock units issued under our restricted stock and employee stock purchase plans, which have no exercise price.
(2)	We have six plans that were approved by shareholders: the 1992 and 2002 Incentive Stock Option Plans, each as amended, the 2003 Employee Stock Purchase Plan, as amended, the 2005 Restricted Stock Plan, as amended, the 2007 Stock Bonus Plan, as amended, and the 2007 Stock Option Plan for Independent Contractors.
(3)	Includes 1,809,621 shares remaining available for issuance under the 2007 Stock Bonus Plan, as amended, 5,817,764 shares remaining available for issuance under the 2005 Restricted Stock Plan, as amended, and 3,845,041 shares remaining available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2010.
(4)	We have two non-qualified option plans that were not required to be approved by shareholders under which we will continue to grant awards.

The material features of our equity compensation plans which have not been approved by shareholders are, as required by the SEC rules, described below. These descriptions do not purport to be complete and are qualified in their entirety by reference to the plan documents which are included as exhibits to our annual report on Form 10-K for the fiscal year ended September 30, 2010.

Under one of our non-qualified stock option plans, we may grant options to our outside directors. Options vest over a three-year period from grant date provided that the director is still serving on our Board. Under our second non-qualified stock option plan, we may grant options to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date. Under all plans, the exercise price of each option equals the market price of our stock on the date of grant.

Our 1990 Stock Option Plan for Independent Contractors was not approved by shareholders. Options remain outstanding under the 1990 plan. Options are exercisable five years after grant date provided that the Independent Contractor Financial Advisor is still associated with us. The 1990 plan was succeeded by the 2007 Stock Option Plan for Independent Contractors which was approved by the shareholders in February 2007.

Two of our restricted stock plans were not approved by shareholders. Shares have not been issued under the 1999 Restricted Stock Plan since it was succeeded by the 2005 Restricted Stock Plan upon the shareholders’ approval of that plan in February 2005.

No additional shares will be issued under our 1999 Stock Bonus Plan. That plan was succeeded by the 2007 Stock Bonus Plan which was approved by the shareholders in February 2007. Like the 1999 Stock Bonus Plan, restricted shares have been issued under the 2007 Stock Bonus Plan to most officers and certain other employees in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000. In computing the number of shares to be awarded to most employees, 90% of our applicable stock price is used. Operating Committee members’ awards are computed based upon 100% of our applicable stock price. Commencing in November 2010, restricted stock units that settle in shares are being issued under the 2007 Stock Bonus Plan rather than shares of restricted stock.

The shares are generally restricted for, and the restricted stock units will vest after, a three-year period, during which time the shares/units are forfeitable in the event of voluntary termination. In most cases, the compensation cost is recognized over the three-year vesting period based on the market value of the shares on the date of grant.

PROPOSAL 2:	TO RATIFY THE APPOINTMENT BY THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011, and our Board of Directors has directed that management submit the appointment of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. KPMG LLP has served as our independent registered public accounting firm since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Neither our By-Laws nor other governing documents or law require shareholder ratification of appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee of our Board of Directors recommended, and our Board of Directors is, submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders.

Ratification of the appointment of KPMG LLP will require that the votes cast favoring the appointment exceed the votes cast opposing it.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows information about fees paid by Raymond James Financial, Inc. to KPMG LLP related to the fiscal years indicated. All fees were approved by the Audit Committee (see discussion in the “Report of the Audit Committee of the Board of Directors”).

	2010	2009
Audit fees	$2,484,517	$2,295,698
Audit – related fees (a)	$155,000	$250,000
Tax fees (b)	$52,000	$38,000
All other fees (c)	$55,936	$37,500

(a)	Primarily fees for custody rule examinations of registered investment advisors in 2010 and comfort letter fees in 2009.
(b)	Tax fees include fees related to the preparation of Canadian tax returns and consultation on various Canadian tax matters, including support during income tax audit or inquiries.
(c)	Consulting fees related to reporting required by regulations and client tax reporting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 3:	TO APPROVE AMENDMENTS TO THE 2005 RAYMOND JAMES FINANCIAL, INC. RESTRICTED STOCK PLAN TO ADD NON-EMPLOYEE DIRECTORS AS ELIGIBLE PARTICIPANTS

Background

Under the 2005 Raymond James Financial, Inc. Restricted Stock Plan, as amended, (the “2005 Restricted Stock Plan”), in which the Company’s employees and independent contractor registered representatives are eligible to participate, the Company is authorized to issue or have covered by issued restricted stock units (“RSUs”) up to (i) an aggregate of 10,425,000 shares of common stock during the life of the Restricted Stock Plan and (ii) an aggregate of 2,000,000 shares of common stock in any fiscal year (such limits being subject to adjustments for stock splits and the like). The 10,425,000 authorized share number represents (i) the 1,500,000 shares initially authorized when the plan was adopted in February 2005, adjusted to reflect the impact of the Company’s March 2006 three-for-two stock split, (ii) a 2,000,000 share increase authorized in February 2007 and (iii) a 6,175,000 share increase authorized in February 2009. The common stock to be delivered under the 2005 Restricted Stock Plan will be authorized and unissued shares or previously issued shares reacquired by the Company, or both. Forfeiture of restricted share awards and of RSUs results in the shares underlying such awards becoming available again for issuance pursuant to the 2005 Restricted Stock Plan.

Awards under the 2005 Restricted Stock Plan are made in connection with the initial employment or association of individuals and, pursuant to retention strategies, to individuals who are determined by management to be responsible for a significant contribution to the growth and/or profitability of the Company. The purpose of the plan is to provide the Company with a means to secure and retain the services of qualified individuals and to stimulate their efforts on behalf of the Company. As of December 17, 2010, approximately 5,550,975 restricted shares and RSUs had been awarded under the 2005 Restricted Stock Plan and 5,277,923 shares of common stock remained available for future awards under the plan (after giving effect to forfeitures of previously granted awards).

The Board of Directors has determined that the need to attract and retain valuable corporate non-employee directors warrants the addition of the non-employee directors of the Company and the non-employee directors of the subsidiaries of the Company as eligible participants under the plan. Accordingly, the Board of Directors has proposed that shareholders approve amendments to the 2005 Restricted Stock Plan, which will add the non-employee directors of the Company and the non-employee directors of the subsidiaries of the Company as eligible participants under the plan.

Summary of the 2005 Restricted Stock Plan

The 2005 Restricted Stock Plan was approved by the shareholders at the February 2005 annual meeting. It was amended by the CGN&C Committee in February 2006 to provide for the issuance of RSUs. The 2005 Restricted Stock Plan was amended again by the CGN&C Committee in May 2006 to clarify that certain adjustments to the number of shares covered by the 2005 Restricted Stock Plan would occur automatically in the future upon certain triggering events. The shareholders, at the February 2007 annual meeting, approved a further amendment of the 2005 Restricted Stock Plan to increase the shares covered by the plan by 2,000,000 shares and, at the February 2009 annual meeting, approved a further amendment of the 2005 Restricted Stock Plan to increase the shares covered by the plan by another 6,175,000 shares and to increase the number of shares that could be available for awards in any fiscal year by 650,000 shares. The 2005 Restricted Stock Plan was further amended recently in November and December 2010 by the Board of Directors and the CGN&C Committee to address certain compliance issues with respect to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) in order to help facilitate the issuance of RSUs to participants in the United States. The term during which awards may be made under the 2005 Restricted Stock Plan is indefinite.

Awards of restricted stock and RSUs under the 2005 Restricted Stock Plan can be determined by the CGN&C Committee based upon recommendations from management, but typically have been approved by the Board of Directors upon the recommendation of the CGN&C Committee. Because it is generally within the discretion of the CGN&C Committee and Board of Directors to determine which participants receive awards and the number of shares of restricted stock or RSUs received, it is not possible at the present time to determine the amount of awards or the number of individuals to whom awards will be made under the 2005 Restricted Stock Plan, other than the grants of RSUs to our non-employee directors as described below. However, the executive officers of the Company named in the table under the caption “Summary Compensation Table” herein are among the employees who would be eligible to receive awards under the 2005 Restricted Stock Plan; and, if the proposed amendments are authorized by the shareholders, the non-employee directors of the Company standing for election as named under “Proposal 1: Election of Directors” herein would, in that event, be among the persons who would be eligible to receive awards under the 2005 Restricted Stock Plan.

The restrictions regarding disposition of shares and RSUs are governed by the terms of the respective award and may vary for each participant. Generally, however, shares and RSUs awarded under the 2005 Restricted Stock Plan will not vest until at least three years after the date of the award, except in the event of death or disability whereupon the restrictions would lapse. Upon retirement of a participant who is not a non-employee director, a portion of the award may vest based upon the years of service of the participant and satisfying the applicable restrictions on post retirement competition. Upon retirement of a participant who is a non-employee director, the award will fully vest. For purposes of the 2005 Restricted Stock Plan, unless otherwise defined in the grant of the specific award to the participant, retirement of a participant who is not a non-employee director is defined as a participant’s separation from service from the Company or any subsidiary after attainment of age 65. For purposes of the 2005 Restricted Stock Plan, unless otherwise defined in the grant of the specific award to the participant, retirement for a participant who is a non-employee director is defined as a participant’s separation from service after age 72 or twelve years of service as a director. Voluntary termination of employment (other than by way of retirement) or termination of employment for cause by the Company or its subsidiary results in forfeiture of shares or RSUs for which the restricted period has not expired. The CGN&C Committee generally has the authority to modify the above referenced vesting rules in the award agreement memorializing restricted stock and RSUs awarded under the 2005 Restricted Stock Plan. Restricted shares and the shares underlying RSUs that are forfeited become available for future awards under the 2005 Restricted Stock Plan.

The 2005 Restricted Stock Plan is designed to comply with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and, to the extent applicable, with the provisions of Section 409A of the Code.

Awards under the 2005 Restricted Stock Plan have generally not been subject to any special provisions upon the occurrence of a change in control transaction with respect to the Company; and there is no provision in the 2005 Restricted Stock Plan providing for accelerated vesting or payment in respect of any award due to a change in control transaction occurring. However, award agreements for RSUs to be issued after November 2010 will contain “double trigger” provisions providing for pro rata accelerated vesting upon a change in control. See “Separation and Change in Control Arrangements” under the CD&A. Under the authority granted to the CGN&C Committee, the Committee can decide to unilaterally accelerate the vesting at the time of such a change of control event. Moreover, in the event that a change in control transaction (or recapitalization or similar event not concerning control) occurs, the 2005 Restricted Stock Plan provides for appropriate adjustments to be made to the number and kind of shares underlying outstanding RSUs (absent any contrary provision included in the applicable award agreement) and to the shares available for future awards in light of the effect of the event on the Company and the common stock of the Company (or its successor).

The Plan is administered by the CGN&C Committee and, in its discretion, the Board of Directors. They have full power and authority to administer and interpret the plan, to prescribe, amend or rescind rules and regulations relating to the plan and to make all other determinations necessary or advisable for the administration of the plan.

The CGN&C Committee may, at any time and from time to time, amend or terminate some or all of the provisions of the 2005 Restricted Stock Plan. However, any such termination or amendment shall be subject to the approval of the Board of Directors and/or the shareholders of the Company where required by federal or state law or by applicable New York Stock Exchange rules. In any event, neither an amendment to nor termination of the 2005 Restricted Stock Plan shall adversely affect any right of any recipient with respect to any restricted stock or RSU previously granted, without the written consent of the recipient.

A copy of the 2005 Restricted Stock Plan as proposed to be amended is appended as Appendix A to this proxy statement. The foregoing description is merely a summary of the plan. The summary is qualified in its entirety by the actual terms of the plan.

New Plan Benefits

Generally, awards to be granted in the future under the 2005 Restricted Stock Plan are at the discretion of the CGN&C Committee and the Board of Directors. As such, with the exception of annual grants planned to be made to the Company’s non-employee directors (which are intended to be made if the proposed amendments are authorized by the shareholders), it is not possible to determine the benefits or the amounts to be received under the 2005 Restricted Stock Plan by the Company’s officers, employees, independent contractor registered representatives or non-employee directors. However, a total of 286,286 restricted shares and 144,319 RSUs were granted under the 2005 Restricted Stock Plan during fiscal 2010, of which 0 restricted shares and 7,854 RSUs were granted to certain of the executive officers of the Company, but none of whom were any of the Named Executive Officers. The dollar value of the restricted shares and RSUs granted to those executive officers (with each computed using the market price of the Company’s common stock on the respective dates of the respective awards) was $0.00 and $190,381, respectively, on the grant date. In addition, the expressed intent of the Board and the CGN&C Committee is that, if the plan amendments being presented in this proxy statement are authorized by the shareholders, each of the non-employee directors of the Company would receive under the plan annually 2,000 RSUs, beginning in February, 2011 in lieu of their previous annual grant of stock options for 2,500 shares.

The following table sets forth the number of RSUs that are intended to be awarded in 2011 to the then current non-employee directors under the 2005 Restricted Stock Plan if the plan amendments being presented in this proxy statement are authorized by the shareholders. Other future awards that may be granted in the discretion of the CGN&C Committee are not determinable.

New Plan Benefits Table

2005 Raymond James Financial, Inc. Restricted Stock Plan

	Dollar Value ($)*	Number of RSUs
All non-employee directors, as a group (six directors)	$385,440	12,000

*	based upon the closing price of our stock on December 17, 2010.

Federal Income Tax Consequences

The following is general summary as of this date of the federal income tax consequences to us and to U.S. participants for awards granted under the plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

Restricted Stock

A restricted stock award is subject to a `substantial risk of forfeiture` within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the recipient will not recognize ordinary income at the time of the award, unless the participant is retirement eligible. Instead, the recipient will recognize ordinary income on the date when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The recipient’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the earlier of those two dates.

The recipient may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Restricted Stock Units

With respect to awards of RSUs, no taxable income is reportable when the RSUs are granted to a participant or upon vesting of the RSUs. Upon settlement, the recipient will recognize ordinary income in an amount equal to the value of the payment received pursuant to the RSUs. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Tax Effect for the Company

Unless limited by Section 162(m) of the Code, the Company generally will be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a recipient at the time the recipient recognizes such income (for example, when the restricted stock is no longer subject to the risk of forfeiture).

The Plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Required Vote

Approval of the amendments to the 2005 Restricted Stock Plan will require that the votes cast favoring approval of the amendments to the 2005 Restricted Stock Plan exceed the votes cast opposing them.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4:	TO APPROVE AN ADVISORY (NON-BINDING) RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required by Section 14A of the Securities Exchange Act to provide shareholders with an advisory vote on executive compensation. Although the vote is advisory and is not binding on the Board of Directors, the CGN&C Committee will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, the CGN&C Committee believes our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our non-employee shareholders and has helped contribute to the Company’s consistently positive earnings. Points to consider include:

•	Our net revenues of $2.917 billion were at record levels and net income of $228 million approached 2007’s record of $250 million.
•	We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control though our recently granted RSUs contain a “double trigger” change in control acceleration of vesting provision. See “Separation and Change in Control Arrangements” under the Compensation Discussion and Analysis.
•	To even better align compensation with longer term results, the CGN&C Committee recently increased the portion of annual bonuses above $2 million that are to be paid in deferred equity, beginning with fiscal 2011 bonuses.
•	We encourage long-term stock ownership by our executive officers; members of our Operating Committee are expected to own 10,000 shares of our stock and hold 25% of the shares they obtain from equity awards for at least three years.
•	Our Board adopted a Compensation Recoupment Policy effective October 1, 2010 under which reimbursement of compensation paid (i) will be obtained from executive officers in the case of a financial restatement if the restated results would not support previously received incentive compensation and (ii) may be obtained from any employee in the case of materially inaccurate performance metric(s) if the revised performance metric would not support previously received incentive compensation.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as disclosed in the proxy statement for the Company’s annual meeting of shareholders on February 24, 2011, pursuant to Item 402 of Regulation S-K (the compensation disclosure rules of the SEC), which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other related information.

The above referenced disclosures appear at pages 17 to 32 of this proxy statement.

Approval of the advisory (non-binding) resolution on the Company’s executive compensation will require that the votes cast favoring this resolution exceed the votes cast opposing it.

Because your vote on this Proposal is advisory, the results of the vote will not be binding on the Board. However, the Company’s CGN&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 5:	TO APPROVE AN ADVISORY (NON-BINDING) RESOLUTION ON THE FREQUENCY OF SHAREHOLDER VOTING ON THE COMPANY’S EXECUTIVE COMPENSATION.

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act which also requires the Company to provide for a separate shareholder advisory vote on the frequency of shareholder advisory votes approving executive pay (i.e., once every one, two or three years). Although the vote is advisory and is not binding on the Board of Directors, the Board will take into account the outcome of the vote when considering how frequently future shareholder advisory votes on executive compensation decisions will occur. The Board recommends that future shareholder advisory votes on executive compensation occur annually.

RESOLVED, that future shareholder advisory votes on the compensation of Named Executive Officers occur [annually] [every two years] [every three years].

The bracketed text to be used to complete the resolution will be the alternative (i.e., “annually”, “every two years” or “every three years”) that obtains a plurality of the votes cast by shareholders regarding this resolution).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ANNUALLY”.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Proposals which shareholders intend to present at the 2012 Annual Meeting of Shareholders must be received by our Secretary no later than September 8, 2011 to be eligible for inclusion in the proxy material for that meeting or otherwise submitted at the meeting.

Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Paul L. Matecki, Secretary
January 6, 2011

APPENDIX A

COMPOSITE VERSION OF
2005 RAYMOND JAMES FINANCIAL, INC.
RESTRICTED STOCK PLAN

(Initially effective February 17, 2005 and amended on February 16, 2006, May 24, 2006, November 27, 2006 (the November 27, 2006 amendments were approved by shareholders on February 15, 2007), August 22, 2007, May 21, 2008, November 25, 2008 (the November 25, 2008 amendments were approved by shareholders on February 19, 2009), November 23, 2010 and December 10, 2010)

SECTION 1

Purpose of the Plan

The name of this plan is THE 2005 RAYMOND JAMES FINANCIAL, INC. RESTRICTED STOCK PLAN (the “Plan”). The purpose of the Plan is to enable RAYMOND JAMES FINANCIAL, INC. (the “Company”) and its Subsidiaries to attract, retain and motivate employees, Non-employee Directors and independent contractors associated with the Company (or its Subsidiaries), to compensate them for their contributions or anticipated contributions to the growth and profits of the Company (or its Subsidiaries) and to encourage ownership of stock in the Company on the part of such personnel. The Plan provides incentives to employees, Non-employee Directors and independent contractors associated with the Company (or its Subsidiaries) or to be associated with the Company (or its Subsidiaries), which are linked directly to increases in shareholder value and will therefore inure to the benefit of all shareholders of the Company.

SECTION 2

Definitions

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” shall refer to such Committee, except where the context otherwise requires or the terms hereof provide for authority to be exercised or decisions made by the Board in direct relation to the Committee.

(b) “Cause” means (i) the willful and continued failure by such Participant to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on a Participant's part shall be deemed “willful” unless done, or omitted to be done, by such Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or a Subsidiary.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” means the Corporate Governance, Nominating and Compensation Committee of the Board, appointed by the Board from among its members and shall consist of not less than three members thereof who are and shall remain Committee members only so long as they remain “disinterested persons” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(e) “Director” means a member of the Board or the board of directors of any Subsidiary.

(f) “Disability” means permanent and total disability as determined under the Company's long-term disability plan unless the Participant is not a participant in the Company’s long-term disability plan or in the absence of such long-term disability plan, in which case, “Disability” means a mental or physical condition which totally and presumably permanently prevents the Participant from engaging in any substantial gainful employment with the Company or the Subsidiary with which the Participant was employed prior to the inception of the disability; provided that, for purposes of awards granted hereunder that are subject to Section 409A, “Disability” means a disability within the meaning of Code Section 409A(a)(2)(C) and Treasury regulation section 1.409A-3(i)(4), as each may be amended from time to time.

(g) “Eligible Person” means an employee or a potential employee of the Company or any Subsidiary, an independent contractor associated with or to be associated with the Company or its Subsidiaries as described in Section 3, and Non-employee Directors.

(h) “Non-employee Director” means a Director who is not an employee of either the Company or any Subsidiary.

(i) “Participant” means an Eligible Person selected or ratified for selection by the Committee or a senior executive officer of the Company, pursuant to the Committee’s authority or the officer’s authority, as the case may be, in Section 6, to receive an award of Restricted Stock or of an award of a Restricted Stock Unit.

(j) “Restricted Period” means the period during which the restrictions on the Restricted Stock or the Restricted Stock Unit are in effect.

(k) “Restricted Stock” means an award of shares of Stock that is subject to the restrictions set forth in Section 5.

(l) “Restricted Stock Unit” means an award of the right to receive Stock, cash or a combination thereof, as determined by the Committee in its sole discretion, upon settlement that is subject to the restrictions set forth in Section 5A.

(m) “Retirement” means, unless otherwise defined in the documented grant of the specific award to the Participant, (i) in the case of an employee or an independent contractor financial advisor, a Participant’s voluntary Separation from Service or involuntary Separation from Service other than for Cause from the Company or any Subsidiary after attainment of age 65 and (ii) in the case of a Non-employee Director, a Participant’s voluntary Separation from Service from the Company after attainment of age 72 or twelve (12) years of service as a Director with the Company.

(n) “Section 16(a) Person” means any officer or director of the Company or any Subsidiary who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

(o) “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

(p) “Separation from Service” means a termination of employment (in the case of an employee) or a termination of service (in the case of an independent contractor or Non-employee Director) from the Company and its Subsidiaries; provided that, for purposes of awards granted hereunder that are subject to Section 409A, a “Separation from Service” means a Participant’s death, retirement or other termination of employment or service with the Company and its Subsidiaries (as determined in accordance with Code Section 409A(2)(A)(i) and Treasury regulation section 1.409A-1(h), as each may be amended from time to time).

(q) “Stock” means the common stock of the Company, $.01 par value.

(r) “Subsidiary” means any corporation (other than the Company) 50% or more of the total combined voting power of all classes of stock of which is owned, directly or indirectly, by the Company.

SECTION 3

Eligibility and Participation

Employees of the Company and its Subsidiaries and/or persons being recruited for employment, independent contractors associated with and/or being recruited for association with the Company or its Subsidiaries, and Non-employee Directors who are or will be responsible for or contribute to the management, growth and/or profitability of the Company or its Subsidiaries shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Persons.

SECTION 4

Amount and Form of Awards

(a) The Committee, in its sole discretion, shall determine and grant the awards of Restricted Stock and Restricted Stock Units to be granted under the Plan, provided, however, that awards under this Plan may be determined and granted by senior executive officers of the Company, based on recommendations of various departments or Subsidiaries of the Company, in connection with the initial association of an individual who upon association will qualify as an Eligible Person. A Participant will receive such awards in Restricted Stock or Restricted Stock Units, as designated in the grant.

(b) The maximum number of shares of Stock which may be issued under the Plan as Restricted Stock or which may be covered by Restricted Stock Units, when aggregated, shall be (1) 10,425,000 in total and (2) 2,000,000 in any fiscal year, subject to adjustment as provided in Section 7, and, with respect to any Restricted Stock, such shares may be authorized but unissued shares, or previously issued shares reacquired by the Company, or both. In the event Restricted Stock or a Restricted Stock Unit is forfeited prior to the end of the Restricted Period, the shares of Stock so forfeited or the number of shares to which the forfeited Restricted Stock Unit relates, shall immediately become available for future awards.

SECTION 5

Restricted Stock

(a) The number of shares of Restricted Stock awarded to a Participant under the Plan will be determined in accordance with Section 4(a). For purposes of this Plan, the fair market value of Stock for an award will be the Stock’s closing price on the New York Stock Exchange or the last sale price on any other national securities exchange registered under the Securities and Exchange Act of 1934, as amended, upon which the Stock is then listed on such date, or if the Stock was not traded on such date, on the next preceding day on which sales of shares of the Stock were reported, all as determined by the Committee.

(b) A “book entry” (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence an award of shares of Restricted Stock to a Participant. All shares of Restricted Stock shall be issued and held in an individual account for each Participant until the Restricted Period (as defined in Section 5(c)) has expired. Such Company records shall, absent manifest error, be binding on the Participants.

(c) The shares of Restricted Stock awarded pursuant to this Section 5 shall be subject to the restrictions and conditions set forth in the underlying contracts with the Participants and/or as set forth in the documented grant of any award pursuant to this Plan to the Participants.

(d) Unless the Committee in its sole discretion shall determine otherwise at or prior to the time of the grant of any award, the Participant shall have the right to direct the vote of his shares of Restricted Stock during the Restricted Period. The Participant shall have the right to receive any regular dividends on such shares of Restricted Stock. The Committee shall in its sole discretion determine the Participant's rights with respect to extraordinary dividends on the shares of Restricted Stock.

(e) Shares of Restricted Stock shall be delivered to the Participant in accordance with Section 9(a) promptly after, and only after, the Restricted Period shall expire or lapse (or such earlier time as the restrictions may lapse in accordance with Section 5(c)) without forfeiture in respect of such shares of Restricted Stock.

(f) Subject to the provisions of Section 5(c), the following provisions shall apply to a Participant's shares of Restricted Stock prior to the end of the Restricted Period (including extensions):

(i) Upon the death or Disability of a Participant, the restrictions on his or her Restricted Stock shall immediately lapse, and the Restricted Period applicable to such Restricted Stock shall expire. Upon the death of a Participant, such Participant's Restricted Stock shall transfer to the Participant's beneficiary as such beneficiary is designated on a form provided by the Company, or if no beneficiary is so designated, by will or the laws of descent and distribution.

(ii) Upon the Retirement of a Participant (other than a Non-employee Director with respect to the Restricted Stock granted to him or her in his or her capacity as a Non-employee Director), and after satisfaction of a non-compete provision as set forth below (the violation of which shall result in the immediate forfeiture of any unvested Restricted Stock), any unvested Restricted Stock shall vest on a pro-rated basis (with the pro-ration being determined by comparing completed, full years of service, if any, since the date of initial award to the vesting schedule or by such other pro-ration method as may otherwise be set forth in the underlying contract with the Participant or in the documented grant of the specific award to the Participant), and the Restricted Period applicable to the Restricted Stock that vests in accordance with this provision shall expire. Any unvested shares of Restricted Stock that do not vest in accordance with the preceding sentence shall be immediately forfeited. For purposes of this subparagraph (f)(ii), a Participant shall be deemed to have not satisfied the non-compete provision if the Participant, within one year after the date of Retirement:

(1)	discloses the list of the Company's or a Subsidiary's customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; or
(2)	discloses to any person, firm, corporation, association, or other entity any information regarding the Company's or a Subsidiary's general business practices or procedures, methods of sale, list of products, personnel information and any other valuable confidential business or professional information unique to the Company's or a Subsidiary's business; or
(3)	owns more than five per cent (5%) of, manages, operates, controls, is employed by, acts as an agent for, participates in or is connected in any manner with the ownership, management, operation or control of any business which is engaged in businesses which are competitive to the business of the Company or a Subsidiary; and are located within a radius of 100 miles of any location where the Participant was employed or which was under the supervision, management or control of the Participant; or

(4)	solicits or calls either for himself/herself or any other person or firm, any of the customers of the Company or a Subsidiary on whom the Participant called, with whom the Participant became acquainted, or of whom the Participant learned of during his employment; or
(5)	solicits any of the employees or agents of the Company or a Subsidiary to terminate their employment or relationship with the Company or a Subsidiary.

(iii) Upon the Retirement of a Non-employee Director but solely with respect to the Restricted Stock granted to him or her in his or her capacity as a Non-employee Director, the restrictions on his or her Restricted Stock that would have required such Participant to forfeit his or her shares of Restricted Stock for which the Restricted Period had not expired on the date of such Retirement shall immediately expire and lapse, and the Restricted Period applicable to such Restricted Stock shall expire. Notwithstanding the foregoing, the Participant shall continue to be subject to any and all restrictions on transferability applicable to such shares of Restricted Stock, including but not limited to restrictions on the Participant’s ability to sell, transfer, pledge or assign such shares of Restricted Stock, until the date the Restricted Period would have expired in the absence of the Participant’s Retirement (or such earlier date as all other restrictions may expire and lapse pursuant to Section 5(f)(i) above or the underlying contracts with the Participant and/or the documented grant of the Participant’s award).

(iv) It is the intention of the Company and its Subsidiaries that this paragraph (f) be given the broadest protection allowed by law with regard to the restrictions herein contained. Each restriction set forth in this paragraph (f) shall be construed as a condition separate and apart from any other restriction or condition. To the extent that any restriction contained in this paragraph (f) is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographic area, or over too great a range of activity, or any combination of these elements, then such restriction shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities which said court deems reasonable and enforceable.

(v) If a Participant voluntarily incurs a Separation from Service, or if a Participant involuntarily incurs a Separation from Service for Cause, such Participant shall forfeit his or her Restricted Stock for which the Restricted Period has not expired on the date of the Separation from Service.

SECTION 5A

Restricted Stock Units

(a) The number of Restricted Stock Units awarded to a Participant under the Plan will be determined in accordance with Section 4(a). For purposes of this Plan, the fair market value of Stock for an award will be the Stock’s closing price on the New York Stock Exchange or the last sale price on any other national securities exchange registered under the Securities and Exchange Act of 1934, as amended, upon which the Stock is then listed on such date, or if the Stock was not traded on such date, on the next preceding day on which sales of shares of the Stock were reported, all as determined by the Committee. In the event the Committee provides for alternative methods for grants of awards, the Committee, in its sole discretion, may provide for alternative methods of determining the fair market value of Stock for such awards, and may also provide for alternative forfeiture provisions, so long as the alternative methods or provisions do not (i) materially increase the benefits, (ii) materially increase the number of Restricted Stock Units issued or (iii) materially modify the eligibility requirements applicable to Section 16(a) Persons.

(b) A “book entry” (i.e., a computerized or manual entry) shall be made in the records of the Company to evidence an award of Restricted Stock Units to a Participant, but no “book entry” shall be made in the Stock records of the Company at the time of an award of Restricted Stock Units. All Restricted Stock Units shall be recorded in an individual book account for each Participant until the Restricted Period (as defined in Section 5A(c)) has expired. Such Company records shall, absent manifest error, be binding on the Participants.

(c) The Restricted Stock Units awarded pursuant to this Section 5A shall be subject to the restrictions and conditions set forth in the underlying contracts with the Participants and/or as set forth in the documented grant of any award pursuant to this Plan to the Participants.

(d) With respect to Restricted Stock Units, no certificate for shares of Stock shall be issued at the time the grant is made (nor shall any “book entry” be made in the Stock records of the Company) and the Participant shall have no right to or interest in shares of Stock of the Company as a result of the grant of Restricted Stock Units.

(e) Dividend equivalents may be credited in respect of Restricted Stock Units, as the Committee deems appropriate. Such dividend equivalents may be paid in cash or converted as of the date the Restricted Period expires and lapses into shares of Stock, the number of which shall be determined as follows: (1) if the Company declares and pays a cash dividend, the number of additional shares of Stock that will be issued upon the expiration of the Restricted Period shall be equal to the quotient obtained by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of shares of Stock equal to the number of Restricted Stock Units subject to the Participant’s award as of the date or dates the dividends were paid by the Company to the Company’s shareholders by (ii) the fair market value per share of Stock on the date the Restricted Period expires and lapses, rounded down to the nearest whole share of Stock; or (ii) or if the Company declares and pays a Stock dividend, the number of additional shares of Stock that will be issued upon the expiration of the Restricted Period shall be equal to the number of shares of Stock distributed with respect to the shares underlying the Restricted Stock Units as of the date or dates the dividends were paid by the Company to the Company’s shareholders, rounded down to the nearest whole share of Stock. The dividend equivalents will be subject to all of the terms and conditions of the underlying Restricted Stock Unit award to which they relate, including that the dividend equivalents will vest and become payable upon the same terms and at the same time as the Restricted Stock Units to which they relate.

(f) Any shares of Stock or cash that may be issued or paid in satisfaction of Restricted Stock Units delivered under the Plan shall be delivered to the Participant in accordance with Section 9(a) promptly after, and only after, the Restricted Period shall expire or lapse (or such earlier time as the restrictions may lapse in accordance with Section 5A(g)) without forfeiture in respect of such Restricted Stock Units. Notwithstanding the foregoing, with respect to awards granted hereunder that are subject to Section 409A, such shares of Stock or cash must be delivered in accordance with Treasury Regulation Section 1.409A-3(d), as may be amended from time to time; provided, that, if the Restricted Period or applicable restrictions expire or lapse as a result of the Participant’s Retirement and the issuance or payment of shares of Stock or cash must be delayed in accordance with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies), such shares or cash will be delivered on the first business day following the six (6) month anniversary of the Participant’s Separation from Service, unless the Participant dies during such six (6) month period, in which case, the shares or cash will be delivered to the Participant’s estate as soon as practicable following his or her death, or unless the Participant is required to satisfy the non-compete provision set forth in Section 5(g)(ii) below, in which case, the shares or cash will be delivered after satisfaction of the non-compete provision.

(g) Subject to the provisions of Section 5A(c), the following provisions shall apply to a Participant's Restricted Stock Units prior to the end of the Restricted Period (including extensions):

(i) Upon the death or Disability of a Participant, the restrictions on his or her Restricted Stock Units shall immediately lapse, and the Restricted Period applicable to such Restricted Stock Units shall expire. Upon the death of a Participant, such Participant's Restricted Stock Units shall transfer to the Participant's beneficiary as such beneficiary is designated on a form provided by the Company, or if no beneficiary is so designated, by will or the laws of descent and distribution.

(ii) Upon the Retirement of a Participant (other than a Non-employee Director with respect to Restricted Stock Units granted to him or her in his or her capacity as a Non-employee Director), and after satisfaction of a non-compete provision as set forth below (the violation of which shall result in the immediate forfeiture of any unvested Restricted Stock Units), any unvested Restricted Stock Units shall vest on a pro-rated basis (with the pro-ration being determined by comparing completed, full years of service, if any, since the date of initial award to the vesting schedule or by such other pro-ration method as may otherwise be set forth in the underlying contract with the Participant or in the documented grant of the specific award to the Participant) on the one-year anniversary of the Participant’s Retirement, the Restricted Period applicable to the Restricted Stock Units that vest in accordance with this provision shall expire and such Restricted Stock Units shall thereafter be settled in accordance with Section 5A(f). Any unvested Restricted Stock Units that do not vest in accordance with the preceding sentence shall be immediately forfeited. For purposes of this subparagraph (g)(ii), a Participant shall be deemed to have not satisfied the non-compete provision if the Participant, within one year after the date of Retirement:

(1)	discloses the list of the Company's or a Subsidiary's customers or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; or
(2)	discloses to any person, firm, corporation, association, or other entity any information regarding the Company's or a Subsidiary's general business practices or procedures, methods of sale, list of products, personnel information and any other valuable confidential business or professional information unique to the Company's or a Subsidiary’s business; or
(3)	owns more than five per cent (5%) of, manages, operates, controls, is employed by, acts as an agent for, participates in or is connected in any manner with the ownership, management, operation or control of any business which is engaged in businesses which are competitive to the business of the Company or a Subsidiary; and are located within a radius of 100 miles of any location where the Participant was employed or which was under the supervision, management or control of the Participant; or
(4)	solicits or calls either for himself/herself or any other person or firm, any of the customers of the Company or a Subsidiary on whom the Participant called, with whom the Participant became acquainted, or of whom the Participant learned of during his employment; or
(5)	solicits any of the employees or agents of the Company or a Subsidiary to terminate their employment or relationship with the Company or a Subsidiary.

(iii) Upon the Retirement of a Non-employee Director but solely with respect to the Restricted Stock Units granted to him or her in his or her capacity as a Non-employee Director, the restrictions on his or her Restricted Stock Units that would have required such Participant to forfeit his or her Restricted Stock Units for which the Restricted Period had not expired on the date of such Retirement shall immediately expire and lapse and the Restricted Stock Units shall be settled at the end of the original Restricted Period in accordance with Section 5A(f).

(iv) It is the intention of the Company and its Subsidiaries that this paragraph (g) be given the broadest protection allowed by law with regard to the restrictions herein contained. Each restriction set forth in this paragraph (g) shall be construed as a condition separate and apart from any other restriction or condition. To the extent that any restriction contained in this paragraph (g) is determined by any court of competent jurisdiction to be unenforceable by reason of it being extended for too great a period of time, or as encompassing too large a geographic area, or over too great a range of activity, or any combination of these elements, then such restriction shall be interpreted to extend only over the maximum period of time, geographic area, and range of activities which said court deems reasonable and enforceable.

(v) If a Participant voluntarily incurs a Separation from Service, or if a Participant involuntarily incurs a Separation from Service for Cause, such Participant shall forfeit his or her Restricted Stock Units for which the Restricted Period has not expired on the date of the Separation from Service.

(h) The Committee shall have the power and authority, directly or indirectly, to establish or to cause to be established a trust for purpose of purchasing Stock on the open market, holding such Stock and using such Stock to satisfy the Company’s obligations under grants of Restricted Stock Units. If the trust is established to satisfy the Company’s obligations with respect to grants of Restricted Stock Units to Participants resident in Canada, such trust may be structured to qualify as an “employee benefit plan” within the meaning assigned by the Income Tax Act (Canada).

SECTION 6

Administration

The Plan shall be administered by the Committee.

The Committee (and senior executive officers in the case of initial association grants) shall have the power and authority to grant Restricted Stock and Restricted Stock Units to Participants, pursuant to the terms of the Plan.

In particular, the Committee (and senior executive officers in the case of initial association grants) shall have the authority:

(i) to select or ratify the selection of Eligible Persons;

(ii) to determine whether and to what extent Restricted Stock or a Restricted Stock Unit is to be granted to Participants hereunder or ratify the grant thereof;

(iii) to determine the number of shares of Stock to be covered by such award granted hereunder or ratify the grant thereof;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the Restricted Period and the other conditions of full vesting of the Restricted Stock or the Restricted Stock Units) or to ratify the grant thereof; and

(v) to determine or ratify the determination of the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all documentation evidencing the Restricted Stock or the Restricted Stock Units.

In the event of an initial association grant of Restricted Stock or Restricted Stock Units effectuated by action of a senior executive officer, the terms and conditions of such grant shall be reported to the Committee at the Committee’s next meeting for informational purposes only, it being understood that such report shall not in any way be a condition to the effectiveness of the grant.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan; and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, its Subsidiaries and the Participants.

The Committee may delegate the administrative details and management of the Plan to members of the Company's management and staff. No such delegation shall affect the Committee’s right to make final decisions with respect to any matter arising under the Plan.

SECTION 7

Adjustments Upon a Change in Common Stock

In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event that may equitably require an adjustment in the number or kind of shares that may be issued under the Plan pursuant to Section 4(b) or covered by an award under the Plan, then in such event (i) appropriate adjustment shall automatically be made in the maximum number and kind of shares remaining available for issuance under the Plan, and (ii) appropriate adjustment shall automatically be made in the number or kind of shares or other property covered by an award under the Plan. The Committee may take any additional action it deems necessary, in accordance with its sole discretion, to further confirm such adjustments and any automatic adjustments and any such additional action shall be conclusive and binding for all purposes of the Plan.

SECTION 8

Amendment and Termination

The Plan may be amended from time to time or terminated at any time and from time to time by the Committee, subject to shareholder approval where required by federal or state law. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Participant with respect to any Restricted Stock or Restricted Stock Unit theretofore granted without such Participant's written consent.

SECTION 9

General Provisions

(a) All shares of Restricted Stock and any shares of Stock that may be issued in satisfaction of a Restricted Stock Unit delivered under the Plan after the Restricted Period has expired shall be distributed in accordance with the instructions of each Participant. Such shares of Stock shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law.

(b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the granting of any award hereunder shall not confer upon any employee of the Company or any Subsidiary nor any independent contractors or Non-employee Directors associated with the Company or its Subsidiaries any right to continued employment or association with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees or terminate the association of any independent contractors or Non-employee Directors associated with the Company or its Subsidiaries at any time.

(c) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d) During the Restricted Period, a Participant's rights and interest under the Plan may not be sold, assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant.

(e) The Company and its Subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state, provincial or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to release shares of Stock upon the lapse of restrictions on Restricted Stock and a condition to the issuance of any shares of Stock to satisfy a Restricted Stock Unit upon the lapse of restrictions on the Restricted Stock Unit that the Participant (i) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any obligation to withhold federal, state, provincial or local income or other taxes and (ii) provide the Company with a copy of any election made under Section 83 of the Code, or any amendment thereto (the “Section 83 Election”) as filed with the Internal Revenue Service. If the amount requested is not paid and the copy of the Section 83 Election, if applicable, is not provided, the Company may refuse to release or issue shares of Stock until such time as the Participant so complies. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in whole or in part by an election by a Participant, in accordance with rules adopted by the Committee from time to time, to have the Company withhold shares of Stock otherwise issuable pursuant to the Plan having a fair market value equal to such tax liability, to be determined in such reasonable manner as may be provided for from time to time by the Committee or as may be required in order to comply with or to conform to the requirements of any applicable or relevant laws or regulations.

(f) The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the 1934 Act or any successor statute, rule or regulation. All transactions involving any Section 16(a) Person shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to Rule 16b-3 shall not apply to Section 16(a) Persons.

(g) With respect to awards granted hereunder that are subject to Section 409A, this Plan is intended in all respects to comply with the provisions of Section 409A and the Company shall interpret and administer the Plan in a manner consistent with Section 409A.

SECTION 10

Effective Date of Plan

The Plan was originally effective as of the date of approval of the Plan by the shareholders of the Company or such other date as the shareholders of the Company so determined.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Raymond James Financial, Inc.

INTERNET
http://www.proxyvoting.com/rjf
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
88452

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" ITEMS 2 THROUGH 4 AND for "ANNUALLY" ON ITEM 5.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. TO ELECT 10 DIRECTORS: To hold office until the next annual meeting. (Shareholders may vote for or withhold their vote from all nominees as a group, or vote for or withhold their vote from the individual nominees.)	☐	☐	☐

Nominees:

01 Shelley G. Broader	06 Gordon L. Johnson
02 Francis S. Godbold	07 Paul C. Reilly
03 H. William Habermeyer, Jr.	08 Robert P. Saltzman
04 Chet Helck	09 Hardwick Simmons
05 Thomas A. James	10 Susan N. Story

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3. To approve amendments to the 2005 Restricted Stock Plan.	☐	☐	☐
4. To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

Management recommends a vote for Shareholder approval of Annually.

	Annually	2 years	3 years	Abstain
5. Executive Compensation Shareholder Vote Frequency.	☐	☐	☐	☐

This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date __________